Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF

February 28, 2023

AMONG

CACTUS COMPANIES, LLC,

AS BORROWER,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO

AND

JPMORGAN CHASE BANK, N.A.,

AS ADMINISTRATIVE AGENT,

AN ISSUING BANK AND SWINGLINE LENDER

JPMORGAN CHASE BANK, N.A.,

AS LEFT LEAD ARRANGER

TABLE OF CONTENTS

Article III REPRESENTATIONS AND WARRANTIES		94
Section 3.01	Organization; Powers	94
Section 3.02	Authorization; Enforceability	94
Section 3.03	Governmental Approvals; No Conflicts	94
Section 3.04	Financial Condition; No Material Adverse Change	95

i

Article IV CONDITIONS		100
Section 4.01	Effective Date	100
Section 4.02	Each Credit Event	106

SCHEDULES:

Commitment Schedule
Schedule 2.06	—	Existing Letters of Credit
Schedule 3.05	—	Properties
Schedule 3.06	—	Disclosed Matters
Schedule 3.13	—	Insurance
Schedule 3.14	—	Capitalization and Subsidiaries
Schedule 3.21	—	Affiliate Transactions
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.09	—	Existing Affiliate Transactions
Schedule 6.10	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Base Certificate
Exhibit C	—	Form of Collateral Access Agreement
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Joinder Agreement
Exhibit F-1	—	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit F-2	—	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-3	—	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-4	—	U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G	—	Commitment Increase Agreement
Exhibit H	—	Additional Lender Agreement

v

This AMENDED AND RESTATED CREDIT AGREEMENT dated as of February 28, 2023 (as it may be amended or modified from time to time, this “Agreement”), among CACTUS COMPANIES, LLC, a Delaware limited liability company, as borrower (the “Borrower”), the other Loan Parties party hereto from time to time, the Lenders party hereto from time to time, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, as an Issuing Bank and as Swingline Lender.

W I T N E S S E T H:

WHEREAS, the Borrower (as successor by assignment to Cactus Wellhead), Cactus Wellhead, the Administrative Agent and certain Lenders were parties to that certain Credit Agreement dated as of August 21, 2018 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), pursuant to which such Lenders provided certain loans and extensions of credit to the Borrower; and

WHEREAS, subject to the conditions precedent set forth herein, the parties hereto desire to amend and restate the Existing Credit Agreement in its entirety in the form of this Agreement, to renew and rearrange the indebtedness outstanding under the Existing Credit Agreement (but not to repay or pay off any such indebtedness) and to adjust their respective percentage interests in the extensions of credit outstanding thereunder; and

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree that the Existing Credit Agreement shall be amended and restated in its entirety to read as follows:

Article I

DEFINITIONS

Section 1.01            Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to (a) a rate of interest, refers to the Alternate Base Rate, and (b) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Accelerated Borrowing Base Delivery Period” means (a) the period commencing on the first date on which a Default or Event of Default has occurred and continuing at all times until the date upon which no Default or Event of Default then exists or (b) the period commencing upon the date on which, for the preceding two (2) consecutive Business Days, Availability has been less than the greater of (i) $25,000,000 and (ii) 12.5% of the Aggregate Revolving Commitment and continuing at all times until the date upon which, for the preceding thirty (30) consecutive day period, Availability has been equal to at least the greater of (A) $25,000,000 and (B) 12.5% of the Aggregate Revolving Commitment.

“Account” has the meaning assigned to such term in the Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party (a) acquires (i) any ongoing business, (ii) a stand-alone operating facility or facilities, or (iii) all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Additional Lender Agreement” has the meaning assigned to such term in Section 2.09(f).

“Additional Pledged Subsidiary” has the meaning assigned to such term in Section 5.14(c).

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) Daily Simple SOFR, plus (b) 0.10%; provided that if Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Agent-Related Person” has the meaning assigned to such term in Section 9.03(d).

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all of the Lenders at such time.

“Aggregate Revolving Commitment” means, at any time, the aggregate of the Revolving Commitments of all of the Lenders, as increased or reduced from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Revolving Commitment is $225,000,000.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all of the Lenders at such time.

“Agreement” has the meaning assigned to such term in the preamble hereof.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Houston, Texas time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Alternative Currency” means any lawful currency (other than dollars) reasonably acceptable to the Administrative Agent and the applicable Issuing Bank and which is freely transferable and convertible into dollars and is freely available to the applicable Issuing Bank.

“Ancillary Document” has the meaning assigned to such term in Section 9.06(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Parties” has the meaning assigned to such term in Section 8.03(c).

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure, Overadvances or Swingline Loans, a percentage equal to a fraction, the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Aggregate Revolving Commitment (provided that, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Exposure at that time), (b) with respect to the Term Loans, a percentage equal to a fraction, the numerator of which is the aggregate outstanding principal amount of the Term Loans of such Term Lender and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders (or, for purposes of Section 2.01(b), a percentage equal to a fraction, the numerator of which is the Term Loan Commitment of such Term Lender and the denominator of which is the aggregate Term Loan Commitment of all Term Lenders), and (c) with respect to Protective Advances or with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments; provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations under clauses (a) and (c) above.

“Applicable Period” has the meaning assigned to such term in the definition of “Applicable Rate” hereof.

“Applicable Rate” means:

(a)            in the case of any Term Loans payable hereunder, a rate per annum equal to (x) for ABR Loans, 2.50% and (y) for Term Benchmark Loans and RFR Loans, 3.50%; and

(b)            for any day, with respect to any Revolving Loan payable hereunder, the applicable rate per annum set forth below under the caption “Revolver ABR Spread” or “Revolver Term Benchmark/RFR Spread”, as the case may be, based upon the Average Quarterly Availability during the most recently ended fiscal quarter of the Borrower; provided, that until the delivery to the Administrative Agent, pursuant to Section 5.01, of the Parent’s consolidated financial information for the fiscal quarter ending March 31, 2023, the Applicable Rate shall be the applicable rates per annum set forth below in Category 1:

Average Quarterly Availability	Revolver ABR Spread	Revolver Term Benchmark/RFR Spread
Category 1 < 33% of the Aggregate Revolving Commitment	0.50%	1.75%
Category 2 ≥ 33% but < 66% of the Aggregate Revolving Commitment	0.25%	1.50%
Category 3 ≥ 66% of the Aggregate Revolving Commitment	0.00%	1.25%

provided, that, solely after the payment in full in cash of the Term Loan Facility, the rates per annum set forth in the pricing grid for Revolving Loans above will each decrease by 0.25% to the extent the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower is less than 1.50 to 1.00 (any such decrease, a “Leverage-Based Reduction”) and so long as such decrease does not cause the rates per annum set forth in the pricing grid above to be less than 0.00%, which Leverage-Based Reduction shall be effective only during the period described below. For purposes of clarity, no Leverage-Based Reduction to any rate per annum for any fiscal quarter pursuant to the immediately preceding sentence shall carry forward to any other fiscal quarter and the rates per annum in respect of each category set forth in the pricing grid for Revolving Loans above shall never be reduced by more than 0.25% pursuant to a Leverage-Based Reduction at any point during the term of this Agreement.

For purposes of the foregoing and subject to the foregoing proviso, (i) the Applicable Rate for Revolving Loans for each fiscal quarter of the Borrower shall be determined as of the end of the immediately preceding fiscal quarter of the Borrower based upon the Parent’s quarterly consolidated financial statements and related Compliance Certificate and the Borrowing Base Certificate delivered for the last month of such fiscal quarter and related information, as applicable, in each case, delivered pursuant to Section 5.01 and (ii) each change in the Applicable Rate for Revolving Loans resulting from a change in the Borrower’s Average Quarterly Availability or Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements and related Compliance Certificate indicating such change and ending on the date immediately preceding the date of delivery to the Administrative Agent of such consolidated financial statements and related Compliance Certificate indicating the next such change (it being understood and agreed that, for purposes of determining the Applicable Rate for Revolving Loans on any date of determination, the Average Quarterly Availability during the most recently ended fiscal quarter of the Borrower shall be used), provided, that the Average Quarterly Availability shall be deemed to be in Category 1 and there shall be no Leverage-Based Reduction if the Borrower fails to deliver any quarterly consolidated financial statements and related Compliance Certificate or any Borrowing Base Certificate for the last month of such fiscal quarter, in each case, required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the required time for delivery thereof until such items are so delivered.

In the event that any consolidated financial statements or related Compliance Certificate required to be delivered pursuant to Section 5.01 is shown to be inaccurate, and such inaccuracy, together with all other inaccuracies in such consolidated financial statements or Compliance Certificate, taken as a whole, would have, if correctly calculated, led to the application of a higher Applicable Rate for Revolving Loans for any period (an “Applicable Period”) than the Applicable Rate for Revolving Loans applied for such Applicable Period, and only in such case, then the Borrower shall (A) immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (B) immediately determine the Applicable Rate for Revolving Loans for such Applicable Period based upon the corrected Compliance Certificate, and (C) within ten (10) Business Days of determination and demand by the Administrative Agent, pay to the Administrative Agent an amount equal to the excess of the amount of interest and fees that should have been paid for such Applicable Period as a result of such increased Applicable Rate for Revolving Loans over the amount of interest and fees actually paid for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.18. The preceding sentence is in addition to the rights of the Administrative Agent and the Lenders with respect to Section 2.13 and Article VII and their other respective rights under this Agreement.

“Approved Electronic Platform” has the meaning assigned to such term in Section 8.03(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent. The Borrower shall be a third party beneficiary of such assumption by the assignee of the obligations of the assigning Lender with respect to obligations owing to the Borrower under this Agreement, as modified by such Assignment and Assumption.

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Aggregate Revolving Commitment and (ii) the Borrowing Base minus (b) the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender and any portion of any outstanding Borrowing that has not been funded by such Defaulting Lender or another Revolving Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Revolving Borrowings) at such time.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Commitments (and, if such day is not a Business Day, then on the immediately preceding Business Day).

“Available Revolving Commitment” means, at any time, the Aggregate Revolving Commitment then in effect minus the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Revolving Borrowings) at such time.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Average Quarterly Availability” means, for any fiscal quarter of the Borrower, an amount equal to the average daily Availability during such fiscal quarter, as determined by the Borrower and confirmed by the Administrative Agent’s system of records; provided, that in order to determine Availability on any day for purposes of this definition, the Borrower’s Borrowing Base for such day shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01 as of such day.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to any Loan Party or its Subsidiaries by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts, cash pooling services, and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Loan Parties and their respective Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Plan” has the meaning assigned to such term in Section 9.04(e)(iii).

“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)            Adjusted Daily Simple SOFR; or

(2)            the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion and in consultation with the Borrower may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 2.14.

“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” means, as to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

“Borrower” has the meaning assigned to such term in the preamble hereof.

“Borrowing” means (a) a Revolving Borrowing, (b) Term Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect, (c) a Swingline Loan, (d) a Protective Advance and (e) an Overadvance.

“Borrowing Base” means:

(a)            at any time prior to the Initial Joinder, $167,873,203.84; and

(b)            at any time after the Initial Joinder, the sum of

(i)            90% of the Loan Parties’ Eligible Accounts at such time which are owing by Investment Grade Account Debtors, plus

(ii)            85% of the Loan Parties’ Eligible Accounts at such time which are owing by Account Debtors that are not Investment Grade Account Debtors, plus

(iii)           the lesser of (x) 70% of the Loan Parties’ (A) Eligible Inventory at such time plus (B) Eligible Raw Materials at such time, in each case valued at the lower of cost or market value, determined on a weighted average basis and (y) the product of 85% multiplied by the Net Orderly Liquidation Value percentage (by Inventory category) identified in the most recent Inventory appraisal obtained by the Administrative Agent multiplied by the Loan Parties’ (A) Eligible Inventory at such time plus (B) Eligible Raw Materials at such time, in each case valued at the lower of cost or market value, determined on a weighted average basis, minus

(iv)          any Reserves.

The Administrative Agent may, in its Permitted Discretion, upon not less than three (3) Business Days’ prior written notice to the Borrower, (i) establish or adjust the Reserves, or, (ii) if an Event of Default has occurred and is continuing, (x) reduce the advance rates set forth above, or (y) reduce one or more of the other elements used in computing the Borrowing Base. During such three (3) Business Day period, the Administrative Agent shall, if requested, discuss any such Reserve or change with the Borrower and, to the extent applicable, the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change, in each case, in a manner and to the extent satisfactory to the Administrative Agent in its Permitted Discretion.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower, in substantially the form of Exhibit B or another form which is acceptable to the Administrative Agent in its sole discretion.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.10 (but subject to the proviso following such clauses).

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.

“Cactus Wellhead” means Cactus Wellhead, LLC, a Delaware limited liability company.

“Capital Expenditures” means, without duplication, any cash expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of Parent and its subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Dominion Activation Period” means (a) the period commencing on the first date on which a Default or Event of Default has occurred and continuing at all times until the date upon which no Default or Event of Default then exists or (b) the period commencing upon the date on which, for the preceding two (2) consecutive Business Days, Availability has been less than the greater of (i) $20,000,000 and (ii) 10% of the Aggregate Revolving Commitment and continuing at all times until the date upon which, for the preceding thirty (30) consecutive day period, Availability has been equal to at least the greater of (A) $20,000,000 and (B) 10% of the Aggregate Revolving Commitment.

“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Code.

“Change in Control” means:

(a)            Parent shall cease to be the sole managing member of the Borrower;

(b)            any “person” or “group” (within the meaning of Rules 13(d) and 14(d) of the Exchange Act of 1934, as amended) (other than (x) the Permitted Holders or (y) a corporation or other Person owned, directly or indirectly, by the stockholders of Parent in substantially the same proportions as their ownership of Equity Interests of Parent immediately prior to such transaction) is or becomes the beneficial owner, directly or indirectly, of Equity Interests of Parent representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent; or

(c)            except in a transaction expressly permitted under the Loan Documents and after giving effect thereto, the Borrower ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in any other Loan Party.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.17.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Swingline Loans, Protective Advances or Overadvances.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Loan Party, now existing or hereafter acquired, that is or is purported to be subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Secured Obligations, but in no event will the “Collateral” include any Excluded Assets.

“Collateral Access Agreement” means any landlord waiver or other agreement, substantially in the form of Exhibit C or in such other form that is in form and substance reasonably satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, customs broker or other similar Person) in possession of any Collateral or any landlord of any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Documents” means, collectively, the Security Agreement, the Control Agreements, the Mortgages and any other agreements, instruments and documents executed by any Loan Party in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, control agreements, pledge agreements, mortgages, deeds of trust, loan agreements, pledges, powers of attorney, assignments, financing statements and all other written matter whether theretofore, now or hereafter executed by any Loan Party and delivered to the Administrative Agent.

“Collection Account” has the meaning assigned to such term in the Security Agreement.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment, together with the commitment of such Lender to acquire participations in Letters of Credit, Overadvances, Swingline Loans and Protective Advances hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.09 and assigned by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9.102(a)(70) of the UCC) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Fee Rate” means 0.25% per annum.

“Commitment Increase Agreement” has the meaning assigned to such term in Section 2.09(f).

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Account Control Agreement” has the meaning assigned to such term in the Security Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 8.03(c).

“Competitor” means any Person that is a bona fide direct competitor of the Borrower or any Subsidiary in the same industry or a substantially similar industry which offers a substantially similar product or service as the Borrower or any Subsidiary.

“Compliance Certificate” means a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, provided that in no event shall any natural person that serves as a director or manager of, or holds any office or other position in, any Person be deemed to Control such Person solely as a result of serving in such capacity or holding such office or other position. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means any Deposit Account Control Agreement, any Lockbox Agreement, any Commodity Account Control Agreement or any Securities Account Control Agreement, as applicable, in each case, to which a Loan Party is party.

“Controlled Disbursement Account” means one or more accounts of the Borrower maintained with the Administrative Agent as a zero balance, cash management account pursuant to and under any agreement between the Borrower and the Administrative Agent, as modified and amended from time to time, and through which disbursements of the Borrower, any other Loan Party and any designated Subsidiary of the Borrower are made and settled on a daily basis with no uninvested balance remaining overnight.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning given to such term in Section 9.23.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Credit Party” means the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.20, any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become, or has a direct or indirect parent company that has become, the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Deposit Account Control Agreement” has the meaning assigned to such term in the Security Agreement.

“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.

“Disqualified Institution” means, as of any date, (a) any bank, financial institution, other institutional lender or other Person that is a “Disqualified Institution” on October 12, 2022 pursuant to clause (a) of the definition thereof in the Existing Credit Agreement or any Competitor which has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent in accordance with Section 9.01(a)(ii) (which such notice shall specify such Person by exact legal name) and the Lenders (including by posting such notice to an Approved Electronic Platform), (b) any other bank, financial institution, other institutional lender or other Person that has been separately designated as a “Disqualified Institution” in writing by the Borrower to the Left Lead Arranger on or prior to October 12, 2022 (or, if so designated at any time after October 12, 2022 but on or prior to the Effective Date, with the consent of the Left Lead Arranger or, if so designated at any time after the Effective Date, with the consent of the Administrative Agent (in each case, such consent not to be unreasonably withheld, conditioned or delayed)) and/or (c) any Affiliate of any Person described in the foregoing clauses (a) and (b) (other than any Person described in subclause (v) below) that is (x) designated by the Borrower as specified in the foregoing clause (a) or (b) or (y) clearly identifiable as an Affiliate of such Person solely on the basis of the similarity of its name; provided that (i) the list of Disqualified Institutions that have been identified by the Borrower in writing shall be permitted to be provided by the Left Lead Arranger (or the Administrative Agent at any time after the Effective Date) to any Lender or prospective Lender, public or private, upon request, (ii) no designation of a Person as a “Disqualified Institution” shall be effective until five (5) Business Days following the Left Lead Arranger’s (or the Administrative Agent’s at any time after the Effective Date) receipt of notice of such designation (which notice shall be delivered via email to JPMDQ_Contact@jpmorgan.com), (iii) no syndication, assignment, or sale of participations entered into prior to any such update shall be retroactively disqualified due to entities that are added to the list of Disqualified Institutions after a trade is entered, (iv) “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Left Lead Arranger (or the Administrative Agent at any time after the Effective Date) from time to time, (v) any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person Controlling, Controlled by or under common Control with a Person identified in clause (a) or (b) above shall be deemed not to be a Disqualified Institution solely by reason of clause (c)(y) above and (vi) the Administrative Agent shall not have any liability or responsibility to ascertain, monitor, enforce or control any assignments or participations to Disqualified Institutions.

“Dividing Person” has the meaning assigned to such term in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Document” has the meaning assigned to such term in the Security Agreement.

“Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of the dollars with such Alternative Currency in the London foreign exchange market at or about 11:00 a.m. London time (or New York time, as applicable) on a particular day as displayed by ICE Data Services as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its Permitted Discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its Permitted Discretion.

“Dollars”, “dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means a Subsidiary organized or created under the laws of a jurisdiction located in the U.S.

“DQ List” has the meaning assigned to such term in the definition of “Ineligible Institution” hereof.

“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period net of tax refunds received during such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary losses and any non-cash charges for such period, (v) any other non-cash charges (including any stock-based compensation charges arising from the grants of stock options, stock appreciation rights or similar arrangements) for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory) and (vi) any fees, costs, commissions, expenses or other charges for such period related to (A) the negotiation, preparation, interpretation or enforcement of this Agreement and any other Loan Document (including any amendment, waiver, supplement or other document related to any Loan Document), (B) Acquisitions permitted by this Agreement (whether or not consummated), or (C) Permitted Acquisition Debt, provided that, any such charges described in this clause (vi) shall not exceed, in the aggregate, 10% of EBITDA (without giving effect to this clause (vi)) for such period, minus (b) without duplication and to the extent included in Net Income for such period, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) above taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for Parent and its subsidiaries on a consolidated basis in accordance with GAAP.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Effective Date Acquisition” means the acquisition of Target and its subsidiaries through a merger between Target and Atlas Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent.

“Effective Date Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of December 30, 2022, among Target, Parent, Atlas Merger Sub, LLC, a Delaware limited liability company, and FlexSteel LTIP LP, a Delaware limited partnership, as amended, restated, supplemented or otherwise modified from time to time and including the exhibits and schedules thereto.

“Effective Date Contribution” has the meaning assigned to such term in Section 5.15(c).

“Effective Date Earn-out” has the meaning assigned to such term in Section 6.01(n).

“Effective Date Transactions” means, collectively, the Effective Date Acquisition and the Effective Date Contribution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for the Borrower, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Accounts” means, at any time, the Accounts of the Loan Parties, other than any Account:

(a)            which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

(b)            which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent or (ii) a Lien permitted by Section 6.02(b) or (d) which does not have priority over the Lien in favor of the Administrative Agent;

(c)            with respect to which the scheduled due date is more than sixty (60) days after the date of the original invoice therefor;

(d)            (i) which is unpaid more than ninety (90) days (or if owed by an Investment Grade Account Debtor, one hundred twenty (120) days) after the date of the original invoice therefor or (ii) which has been written off the books of the Loan Parties or otherwise designated by any Loan Party as uncollectible;

(e)            which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) or (d) above;

(f)            with respect to which any covenant, representation or warranty contained in this Agreement or in the Security Agreement has been breached in any material respect or is not true in any material respect (in each case, without duplication of any materiality qualifier contained therein);

(g)            which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent in its Permitted Discretion which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon any Loan Party’s completion of any further performance (other than product returns in the ordinary course of business or installation services which are not, individually or in the aggregate, material in relation to the amount of such Account), (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis (other than Accounts that are subject to returns in the ordinary course of business), or (vi) relates to payments of interest;

(h)            (i) for which the goods giving rise to such Account have not been shipped to the Account Debtor, (ii) for which the services giving rise to such Account have not been performed by any Loan Party or (iii) if such Account was invoiced more than once;

(i)            with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)            which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) admitted in writing its inability, or is generally unable, to pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of all or substantially all of its business;

(k)            which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., or the District of Columbia, or Canada, or any province of Canada unless, in any such case, such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent;

(l)            which is owed in any currency other than dollars;

(m)            which is owed by (i) any Governmental Authority (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, or (ii) any Governmental Authority of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;

(n)            which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;

(o)            which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(p)            which is subject to any counterclaim, deduction, defense, setoff (unless such Account Debtor has waived such counterclaim, deduction, defense or right of setoff in writing in a manner satisfactory to the Administrative Agent in its Permitted Discretion) or dispute, but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(q)            which is evidenced by any promissory note, chattel paper or instrument;

(r)            which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless the applicable Loan Party has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;

(s)            with respect to which any Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business but only to the extent of any such reduction, or any Account which was partially paid and any Loan Party created a new receivable for the unpaid portion of such Account;

(t)            which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(u)            which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the applicable Loan Party has or has had an ownership interest in such goods, or which indicates any party other than the applicable Loan Party as payee or remittance party;

(v)            which is owing by (i) an Investment Grade Account Debtor to the extent the aggregate amount of Accounts owing from such Investment Grade Account Debtor and its Affiliates to the Loan Parties exceeds 30% of the aggregate Eligible Accounts, or (ii) an Account Debtor that is not an Investment Grade Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Loan Parties exceeds 20% of the aggregate Eligible Accounts, but, in each case, only to the extent of such excess; or

(w)            which the Administrative Agent otherwise determines in its Permitted Discretion is unacceptable.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrower shall not include such Account as an Eligible Account on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any applicable Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Loan Party to reduce the amount of such Account.

“Eligible Inventory” means, at any time, the Inventory of the Loan Parties other than any Inventory:

(a)            which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b)            which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent or (ii) a Lien permitted by Section 6.02(b) or (d) which does not have priority over the Lien in favor of the Administrative Agent;

(c)            which is, in the Administrative Agent’s Permitted Discretion, obsolete, unmerchantable, defective, used, unfit for use or sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d)            with respect to which any covenant, representation or warranty contained in this Agreement or in the Security Agreement has been breached in any material respect or is not true in any material respect, in each case, without duplication of any materiality qualifier contained therein) and which does not conform to all material standards imposed by any Governmental Authority having authority over such Inventory or the use or sale thereof;

(e)            in which any Person other than any Loan Party shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)            which (i) is not finished goods, constitutes work-in-process, or constitutes raw materials or (ii) constitutes subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g)            which is not located in the U.S. or is in transit with a common carrier from vendors or suppliers or has not been released or cleared for sale by US Customs and Border Protection, Food and Drug Administration or other regulatory agencies;

(h)            which is located in any location leased by any Loan Party unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Rent Reserve for rent, charges and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;

(i)            which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Rent Reserve has been established by the Administrative Agent in its Permitted Discretion;

(j)            which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor;

(k)            which is the subject of a consignment by any Loan Party as consignor;

(l)            which is a discontinued product or component thereof or perishable;

(m)            which contains or bears any intellectual property rights licensed to the applicable Loan Party unless the Administrative Agent is satisfied in its Permitted Discretion that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(n)            which is not reflected in a current perpetual inventory report of the Loan Parties;

(o)            for which reclamation rights have been asserted by the seller;

(p)            which has been acquired from a Sanctioned Person; or

(q)            which the Administrative Agent otherwise determines in its Permitted Discretion is unacceptable.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrower shall exclude such Inventory from Eligible Inventory on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

“Eligible Raw Materials” means Inventory constituting raw materials used or consumed by any Loan Party in the ordinary course of business in the manufacture or production of other Inventory, which such Inventory constituting raw materials would otherwise constitute “Eligible Inventory” under this Agreement, but for clause (f)(i) of the definition thereof; provided that Eligible Raw Materials will not include any Inventory constituting finished goods or work-in-process.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (a) the environment, (b) preservation or reclamation of natural resources, (c) the management, Release or threatened Release of any Hazardous Material or (d) occupational health and workplace safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning assigned to such term in the Security Agreement.

“Equity Assignment and Assumption Agreement” means that certain form of Contribution Agreement by and among Target, the Borrower, Cactus Acquisitions, LLC, a Delaware limited liability company, and Parent attached to the officer’s certificate required by Section 4.01(d).

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, in critical status or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) EBITDA for such fiscal year, (ii) the amount of all non-cash items (including depreciation and amortization) deducted in determining such EBITDA, and (iii) the aggregate net amount of non-cash loss on the sale, transfer or other disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of Inventory in the ordinary course of business), to the extent deducted in arriving at such EBITDA, minus (b) the sum, without duplication, of (i) the amount of all non-cash items included in determining such EBITDA, (ii) the aggregate amount actually paid in cash by the Borrower and its Subsidiaries during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of sales, transfers or other dispositions that have not yet been used to pay down the Term Loans), in each case, to the extent financed with internally generated funds of the Borrower and its Subsidiaries, (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitment and all optional prepayments of the Term Loans during such fiscal year, in each case, to the extent financed with internally generated funds of the Borrower and its Subsidiaries, (iv) the aggregate amount of all regularly scheduled principal payments of Long-Term Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), in each case, to the extent financed with internally generated funds of the Borrower and its Subsidiaries, (v) the aggregate amount of Interest Expense paid in cash by the Borrower and its Subsidiaries during such fiscal year, in each case, to the extent financed with internally generated funds of the Borrower and its Subsidiaries, (vi) the aggregate amount of income tax expense (including Permitted Tax Distributions) paid in cash by the Borrower and its Subsidiaries (directly or indirectly) during such fiscal year net of tax refunds received during such fiscal year, (vii) the aggregate amount of cash payments and related required cash distributions made with respect to the Tax Receivable Agreement during such fiscal year that do not constitute Permitted Tax Distributions, in each case, to the extent permitted by Section 6.08(a) and financed with internally generated funds of the Borrower and its Subsidiaries, (viii) the aggregate amount of regular, quarterly restricted payments made during such fiscal year in the ordinary course of business and consistent with historical practices prior to the Effective Date, in each case, to the extent permitted by Section 6.08(a) and financed with internally generated funds of the Borrower and its Subsidiaries, (ix) the aggregate amount of cash payments of the Effective Date Earn-out made during such fiscal year, in each case, to the extent permitted by Section 6.08(b) and financed with internally generated funds of the Borrower and its Subsidiaries, (x) the aggregate amount of cash investments made during such fiscal year, in each case, to the extent permitted by Section 6.04 and financed with internally generated funds of the Borrower and its Subsidiaries, (xi) the aggregate amount of cash used for restricted payments pursuant to and in accordance with stock option plans or other benefit plans for management, directors or employees of the Borrower or Parent during such fiscal year, in each case, to the extent permitted by Section 6.08(a) and financed with internally generated funds of the Borrower and its Subsidiaries, (xii) the aggregate amount of any fees, costs, commissions, expenses or other charges paid in cash during such fiscal year related to the negotiation, preparation, interpretation or enforcement of the Loan Documents, any Permitted Acquisition or any Permitted Acquisition Debt but, in each case, only to the extent financed with internally generated funds of the Borrower and its Subsidiaries, and (xiii) the aggregate net amount of non-cash gain on the sale, transfer or other disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in determining such EBITDA. Notwithstanding anything herein to the contrary, the calculation of Excess Cash Flow for the fiscal year ending December 31, 2023 shall begin with the first day of the first fiscal quarter commencing after the Effective Date.

“Excluded Accounts” means any deposit account, commodity account or securities account (a) used solely for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party or any of its Subsidiaries, (b) used solely for Taxes required to be collected, remitted or withheld in the current period (which may be monthly or quarterly, as applicable) or fiduciary purposes in the ordinary course of business, (c) used solely to maintain cash collateral where the deposits or proceeds thereof are used primarily to support letters of credit and exposure from Swap Obligations or (d) with a minimum daily average balance of less than $1,000,000, individually, and together with the minimum daily average balance of all other deposit accounts, commodity accounts and securities accounts excluded pursuant to this clause (d), $2,500,000.

“Excluded Assets” has the meaning assigned to such term in the Security Agreement.

“Excluded Domestic Subsidiary” means any Domestic Subsidiary that is (a) a FSHCO or (b) is owned directly or indirectly by a CFC.

“Excluded Subsidiaries” has the meaning assigned to such term in Section 5.14(c).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals hereof.

“Existing Letter of Credit” means each letter of credit issued prior to the Effective Date by a Person that shall be an Issuing Bank and listed on Schedule 2.06.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means any letter agreement entered into on the date hereof, prior hereto or at any time hereafter between the Borrower and the Administrative Agent, the Left Lead Arranger and/or any of their Affiliates providing for the payment of fees to the Administrative Agent, the Left Lead Arranger and/or any of their Affiliates in connection with this Agreement or any transactions contemplated hereby or related thereto, as such letter agreements may from time to time be amended, restated, supplemented or modified.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer, chief administrative officer, controller or assistant controller of such Person.

“First-Tier Foreign Subsidiary” means a Foreign Subsidiary that is a direct Subsidiary of any Loan Party.

“Fixed Charge Coverage Ratio” means, at any date, the ratio of (a) EBITDA minus Unfinanced Capital Expenditures to (b) Fixed Charges, all calculated for the period of four (4) consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date) and all calculated for Parent and its subsidiaries on a consolidated basis in accordance with GAAP.

“Fixed Charges” means, for any period, without duplication, cash Interest Expense, plus prepayments and scheduled principal payments on Indebtedness (other than Indebtedness under any of clauses (i), (j) or (m) of the definition of “Indebtedness” or any obligations under any so-called “synthetic lease”) made (other than any prepayments made pursuant to and in accordance with Section 2.11(d)), plus expenses for Taxes based on income paid in cash (less cash refunds actually received with respect to Taxes based on income), including, without duplication, any Permitted Tax Distributions paid in cash, plus Restricted Payments (including any payments made with respect to the Tax Receivable Agreement that constitute Restricted Payments) paid by the Borrower in cash, plus, to the extent not deducted in the calculation of EBITDA for such period, cash contributions to any Plan (if any), all calculated for Parent and its subsidiaries on a consolidated basis in accordance with GAAP; provided that, notwithstanding anything herein to the contrary, the Effective Date Earn-out shall be excluded from the definition of “Indebtedness” for purposes of calculating the Fixed Charges (except as set forth in Section 6.08(b)(ix)).

“Flood Deliverables” has the meaning assigned to such term in Section 5.14(d).

“Flood Laws” has the meaning assigned to such term in Section 8.10.

“Floor” means the benchmark rate floor, if any, provided in this Agreement (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt, the Floor for each of the Adjusted Term SOFR Rate or Adjusted Daily Simple SOFR shall be 0.00%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“FSHCO” means any Domestic Subsidiary with no material assets or business activities other than the ownership of Equity Interests in one or more CFCs.

“Funding Account” has the meaning assigned to such term in Section 4.01(h).

“GAAP” means generally accepted accounting principles in the U.S. Notwithstanding anything herein or any other Loan Document to the contrary, GAAP will be deemed for all purposes hereof to treat leases that would have been classified as operating leases in accordance with GAAP as in effect on December 31, 2017 (whether such leases were in effect on such date or are entered into thereafter), in a manner consistent with the treatment of such leases under GAAP as in effect on December 31, 2017, notwithstanding any modifications or interpretive changes thereto or implementations of any such modifications or interpretive changes that may have occurred thereafter.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or any other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guarantor shall be deemed to be the amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made, or if not stated or determinable, the maximum amount for which such guarantor may be liable pursuant to the terms of the documents governing such Guarantee.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantor Payment” has the meaning assigned to such term in Section 10.11(a).

“Guarantors” means all of the Loan Guarantors and any other Person who becomes a party to this Agreement as a Loan Guarantor pursuant to a Joinder Agreement or otherwise, and, in each case, their successors and assigns, and the term “Guarantor” means each or any one of them individually.

“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.

“IFRS” means the body of pronouncements issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee and adapted for use in the European Union.

“Indebtedness” of any Person means, without duplication as to such Person or any group of Persons, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid on or prior to the due date of such obligations, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current trade accounts and other accounts payable, in each case, incurred in the ordinary course of business), (f) all Indebtedness (the “Primary Obligations”) of any other Person (the “Primary Obligor”) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Primary Obligations secured thereby have been assumed; provided, that if such Person has not assumed the Primary Obligations of the Primary Obligor, then the amount of Indebtedness of such Person for purposes of this clause (f) shall be equal to the lesser of the Primary Obligations of the Primary Obligor and the fair market value of the assets of such Person which secure the Primary Obligations of the Primary Obligor, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any earn-out (which shall be valued in accordance with GAAP), (l) any other Off-Balance Sheet Liability and (m) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under the aggregate net termination value of any and all Swap Agreements on the date of determination calculated in accordance with the applicable Swap Agreements. The Indebtedness of any Person shall include, without duplication as to such Persons, the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(c).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Initial Joinder” has the meaning assigned to such term in Section 5.15(d).

“Initial Joinder Entity” means each of (a) FlexSteel Holdings, Inc., a Delaware corporation, (b) FlexSteel Pipeline Technologies, Inc., a Texas corporation, (c) Trinity Bay Equipment Holdings, LLC, a Delaware limited liability company, (d) FlexSteel USA LLC, a Nevada limited liability company, and (e) Rubiales Consulting, Inc., a Delaware corporation (or, in the case of any of the foregoing entities that is a corporation, the successor limited liability company to such corporation).

“Intercreditor Agreement” has the meaning assigned to such term in Section 6.01(e).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of Parent and its subsidiaries for such period with respect to all outstanding Indebtedness of Parent and its subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for Parent and its subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first calendar day of each calendar quarter, upon any prepayment due to acceleration and the applicable Maturity Date, (b) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the applicable Maturity Date, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period), upon any prepayment and the applicable Maturity Date, and (d) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid and the Revolving Credit Maturity Date.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1) or three (3) months (or, to the extent available to all Lenders, six (6) months) thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Investment” has the meaning assigned to such term in Section 6.04.

“Investment Grade Account Debtor” means, any Account Debtor whose securities are rated BBB- (or then equivalent grade) or better by S&P or Baa3 (or then equivalent grade) or better by Moody’s.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means, individually and collectively, each of JPMCB and any other Revolving Lender from time to time designated by the Borrower as an Issuing Bank (in each case, through itself or through one of its designated affiliates or branch offices), with the consent of such Revolving Lender and the Administrative Agent, each in its capacity as the issuer of Letters of Credit hereunder and its successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit). At any time there is more than one (1) Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.

“Issuing Bank Sublimit” means, as of the Effective Date, (i) $20,000,000, in the case of JPMCB, and (ii) in the case of another Issuing Bank, such amount as shall be designated to the Administrative Agent and the Borrower in writing by such Issuing Bank; provided that any Issuing Bank shall be permitted at any time to increase its Issuing Bank Sublimit upon providing five (5) days’ prior written notice thereof to the Administrative Agent and the Borrower, provided, however, that no increase to any Issuing Bank’s Issuing Bank Sublimit shall result in the aggregate LC Exposure to exceed the maximum amount provided therefor in Section 2.06(b).

“Joinder Agreement” means (a) a Joinder Agreement in substantially the form of Exhibit E or (b) a joinder agreement (or a similar document), in form and substance satisfactory to the Administrative Agent, in respect of the Loan Guaranty of a Loan Guarantor that is a Foreign Subsidiary, as applicable.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“JPMCB Parties” has the meaning assigned to such term in Section 9.18.

“Knowledge” means, with respect to any Person, the actual knowledge of any Responsible Officer of such Person. “Know” and “Known” have meanings correlative thereto.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means any payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“Left Lead Arranger” means JPMorgan Chase Bank, N.A., as sole and exclusive left lead arranger and bookrunner for the credit facility evidenced by this Agreement.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender-Related Person” has the meaning assigned to such term in Section 9.03(b).

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption or otherwise, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Banks.

“Letters of Credit” means letters of credit issued (or bank guarantees in Alternative Currencies that the applicable Issuing Bank may permit to be issued in its discretion and in accordance with Sections 1.07 and 2.06, as applicable) pursuant to this Agreement and shall include each Existing Letter of Credit, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.

“Leverage-Based Reduction” has the meaning assigned to such term in the definition of “Applicable Rate” hereof.

“Leverage Ratio” means, as of the last day of each fiscal quarter of the Borrower, the ratio of (a) Total Indebtedness on such date to (b) EBITDA for the period of four (4) consecutive fiscal quarters ended on such date; provided that, notwithstanding anything herein to the contrary, the Effective Date Earn-out shall be excluded from the definition of “Indebtedness” for purposes of calculating the Leverage Ratio.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, any Commitment Increase Agreements, any Additional Lender Agreements, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, each Compliance Certificate, the Loan Guaranty, any Fee Letter and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered by any Loan Party to, or in favor of, the Administrative Agent or any Lender and including all other pledges, powers of attorney, consents, assignments, notices, fee letters, notes, guarantees, contracts, letter of credit agreements, letter of credit applications and any agreements between the Borrower and an Issuing Bank regarding such Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between the Borrower and an Issuing Bank in connection with the issuance by such Issuing Bank of Letters of Credit, and all other agreements, instruments and documents, in each case, whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party in such capacity, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means (a) each Loan Party with respect to Banking Services Obligations and Swap Agreement Obligations owing to one or more Lenders or their respective Affiliates and (b) each Loan Party, other than the Borrower, with respect to all other Secured Obligations.

“Loan Guaranty” means (a) Article X of this Agreement and (b) each other separate Guarantee in respect of the Obligations, in form and substance reasonably satisfactory to the Administrative Agent delivered by any Loan Party, as it may be amended or modified and in effect from time to time.

“Loan Parties” means, collectively, (a) the Borrower, (b) each subsidiary of the Parent that is a party to the Loan Guaranty and (c) any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their respective successors and assigns, and the term “Loan Party” means any one of them or all of them individually, as the context may require. The Loan Parties as of the Effective Date are the Borrower and Cactus Wellhead; provided that, on the date of the Initial Joinder, the Loan Parties will be the Borrower, Cactus Wellhead and each Initial Joinder Entity.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.

“Lockbox Agreement” has the meaning assigned to such term in the Security Agreement.

“Long-Term Debt” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Material Adverse Effect” means any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) the Administrative Agent’s Liens (on behalf of itself and other Secured Parties) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Issuing Banks or the Lenders under any of the Loan Documents; provided, however, in no event shall “Material Adverse Effect” include any event, development or circumstance directly or indirectly arising out of or attributable to any failure by the Borrower and its Subsidiaries to meet any projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failure (subject to the other provisions of this definition) shall not be excluded).

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $30,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“MIRE Event” means the increase, extension or renewal of any Commitment or Loans of any Regulated Lender Entity (including any increase of the Aggregate Revolving Commitment under Section 2.09, but excluding (a) any continuation or conversion of Borrowings, (b) the making of any Revolving Loans or (c) the issuance, renewal or extension of any Letter of Credit) at any time that the Secured Obligations are secured by one or more Mortgages.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of Parent and its subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any subsidiary accrued prior to the date it becomes a subsidiary or is merged into or consolidated with Parent or any of its subsidiaries, (b) the income (or deficit) of any Person (other than a subsidiary) in which Parent or any of its subsidiaries has an ownership interest, except to the extent that any such income is actually received by Parent or such subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any subsidiary to the extent that the declaration or payment of dividends or similar distributions by such subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such subsidiary.

“Net Orderly Liquidation Value” means, with respect to Inventory or intangibles of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent by an appraiser acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable and customary commissions, underwriting discounts, attorneys’ fees, accountants’ fees, investment banking fees and other reasonable transaction costs, fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the fiscal year that such event occurred or the next succeeding fiscal year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to any of the Lenders, the Administrative Agent, any Issuing Bank or any other Indemnitee, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

“Original Indebtedness” has the meaning assigned to such term in Section 6.01(f).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overadvances” has the meaning assigned to such term in Section 2.05(b).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Paid in Full” or “Payment in Full” means, (a) the payment in full in cash of all outstanding Loans and LC Disbursements, together with accrued and unpaid interest thereon, (b) the termination, expiration, or cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the applicable Issuing Bank of a cash deposit, or at the discretion of the applicable Issuing Bank, a backup standby letter of credit satisfactory to such Issuing Bank, in an amount equal to 105% of the LC Exposure as of the date of such payment), (c) the payment in full in cash of the accrued and unpaid fees under any Loan Document, if any, (d) the payment in full in cash of all reimbursable expenses and other Secured Obligations (other than Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, (e) the termination of all Commitments, and (f) the termination of the Swap Agreement Obligations and the Banking Services Obligations or entering into other arrangements satisfactory to the Secured Parties counterparties thereto.

“Parent” means Cactus, Inc., a Delaware corporation.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Payment” has the meaning assigned to such term in Section 8.06(d).

“Payment Condition” shall be deemed to be satisfied in connection with an Investment, Permitted Acquisition or asset disposition if:

(a)            no Default or Event of Default has occurred and is continuing or would result immediately after giving effect to such Investment, Permitted Acquisition or asset disposition;

(b)            immediately after giving effect to and at all times during the thirty (30) consecutive day period immediately prior to such Investment, Permitted Acquisition or asset disposition, the Borrower shall (A) have Availability (or with respect to such thirty (30) consecutive day period, an average of Availability for such thirty (30) days) calculated on a pro forma basis after giving effect to such Investment, Permitted Acquisition or asset disposition of not less than $30,000,000, (B) have a Fixed Charge Coverage Ratio for the most recently ended four (4) fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01, calculated on a pro forma basis after giving effect to such Investment, Permitted Acquisition or asset disposition, of not less than 1.00 to 1.00 and (C) until the payment in full in cash of the Term Loan Facility, be in pro forma compliance with the financial covenant contained in Section 6.12(b) at the time of and immediately after giving effect to such Investment, Permitted Acquisition or asset disposition; and

(c)            the Borrower shall deliver to the Administrative Agent as soon as available, but in any event not less than two (2) Business Days after such Investment, Permitted Acquisition or asset disposition is made or consummated (or such later date as the Administrative Agent may agree in its sole discretion), a certificate in form and substance reasonably satisfactory to the Administrative Agent certifying as to the items described in clauses (a) and (b) above and attaching calculations or supporting documentation, as applicable, for clause (b).

“Payment Notice” has the meaning assigned to such term in Section 8.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by any Loan Party in a transaction that satisfies each of the following requirements:

(a)            such Acquisition is not a hostile or contested acquisition;

(b)            the business acquired in connection with such Acquisition is primarily engaged in only those lines of business in which the Loan Parties were engaged on the Effective Date and any business activities that are substantially similar, related, or incidental thereto;

(c)            both immediately before and immediately after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, the representations and warranties in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein) (except (i) any such representation or warranty which relates to a specified prior date, in which case such representation or warranty is true and correct in all material respects as of such specified prior date (without duplication of any materiality qualifier contained therein) and (ii) to the extent the Lenders have been notified in writing by the Loan Parties that any representation or warranty is not correct and the Lenders have explicitly waived in writing compliance with such representation or warranty) and no Default exists or would result therefrom;

(d)            as soon as available, but not less than ten (10) days prior to such Acquisition (or such shorter period prior to such Acquisition as the Administrative Agent may permit in its sole discretion), the Borrower has provided the Administrative Agent (i) notice of such Acquisition and (ii) a copy of all business and financial information reasonably requested by the Administrative Agent including pro forma financial statements, statements of cash flow, and Availability projections;

(e)            if the Accounts and Inventory acquired in connection with such Acquisition are proposed to be included in the determination of the Borrowing Base, the Administrative Agent shall have conducted an audit and field examination of such Accounts and Inventory, the results of which shall be reasonably satisfactory to the Administrative Agent;

(f)            if such Acquisition is an acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person shall become a Subsidiary of the Borrower (or be merged into the Borrower or a Subsidiary of the Borrower) and, if the acquired Person is a domestic entity and the Acquisition is structured so that the acquired Person shall become a wholly-owned Subsidiary of the Borrower, then the acquired Person shall become a Loan Party if required pursuant to Section 5.14(a) of this Agreement;

(g)            if such Acquisition is an acquisition of assets located in the U.S., then such Acquisition is structured so that the Borrower or another Loan Party shall acquire such assets;

(h)            if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;

(i)            if such Acquisition involves a merger or a consolidation involving the Borrower or any other Loan Party, the Borrower or a Loan Party, as applicable, shall be the surviving entity;

(j)            no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that, at the time of such Acquisition, would reasonably be expected to have a Material Adverse Effect;

(k)            in connection with an Acquisition of the Equity Interests of any Person, all Liens on property of such Person (other than any Lien permitted under Section 6.02) shall be terminated unless the Administrative Agent and the Required Lenders in their sole discretion consent otherwise, and in connection with an Acquisition of the assets of any Person, all Liens on such assets shall be terminated;

(l)            the Payment Condition shall be satisfied on a pro forma basis immediately after giving effect to such Acquisition;

(m)            all actions required to be taken with respect to any newly acquired or formed wholly-owned Subsidiary of the Borrower or a Loan Party, as applicable, required under Section 5.14 shall have been taken; and

(n)            the Borrower shall have delivered to the Administrative Agent the final executed material documentation relating to such Acquisition within five (5) Business Days following the consummation thereof.

“Permitted Acquisition Debt” has the meaning assigned to such term in Section 6.01(e).

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a)            Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)            landlords’, carriers’, warehousemen’s, consignors’, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;

(c)            pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, pension and other social security laws or regulations;

(d)            deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)            judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f)            outstanding mineral interests, easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (e) above.

“Permitted Holders” means Cadent Energy Partners II, L.P., its general partner, Cactus WH Enterprises, LLC and Mr. Lee Boquet, and, in each case, each of their respective Affiliates (other than any portfolio company).

“Permitted Investments” means:

(a)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one (1) year from the date of acquisition thereof;

(b)            investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)            investments in certificates of deposit, bankers’ acceptances and time deposits maturing within one (1) year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Lender or any other commercial bank which (i) has a combined capital and surplus and undivided profits of not less than $500,000,000 and (ii) in the case of any such commercial bank that is not organized under the laws of the U.S. or any State thereof, whose long term debt is rated no lower than A or the equivalent thereof by Moody’s or S&P;

(d)            fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)            money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000.

“Permitted Tax Distributions” means, (i) for any calendar year or portion thereof during which the Borrower is a pass-through entity for U.S. federal income tax purposes, payments and distributions to the members of the Borrower, on or prior to each estimated tax payment date as well as each other applicable due date, in an aggregate amount not to exceed the product of (A) the total aggregate taxable income of the Borrower and its Subsidiaries (or estimates thereof) which is allocable to its members as a result of the operations or activities of the Borrower and its Subsidiaries during the relevant period calculated without regard to, for clarity, any tax deductions or losses attributable to basis adjustments arising under Code Section 734 or 743 attributable to the assets of the Borrower, multiplied by (B) the highest combined marginal federal, state and local income tax rate applicable to Parent determined by taking into account the character of the income and loss as it affects the applicable tax rate, after taking proper account of loss carryforwards resulting from losses allocated to the members by the Borrower, to the extent not taken into account in prior periods; provided that, for the avoidance of doubt, taxable income of the Borrower and its Subsidiaries for any period shall include any adjustments thereto as a result of any tax examination, audit or adjustment, whether for taxable periods ending prior to or after the date of this Agreement, and (ii) franchise Taxes, annual report fees and such amounts as may be required for Parent to maintain its corporate existence.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prepayment Event” means:

(a)            any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party, other than dispositions described in Section 6.05(a), which results in Net Proceeds in excess of $7,500,000, individually or in the aggregate;

(b)            any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party, which results in Net Proceeds in excess of $7,500,000, individually or in the aggregate; or

(c)            the incurrence by any Loan Party or any Subsidiary of any Indebtedness (x) described in clause (a) or (b) of the definition thereof that is not permitted under Section 6.01 or (y) described in Sections 6.01(e) (to the extent the amount of such Indebtedness is in excess of the purchase price and the Indebtedness assumed in connection with the applicable Acquisition), (k) or (o) which results in Net Proceeds in excess of $25,000,000, individually or in the aggregate (provided that this clause (c)(y) only applies until the Term Loan Facility has been paid in full in cash).

“Primary Obligations” has the meaning assigned to such term in the definition of “Indebtedness” hereof.

“Primary Obligor” has the meaning assigned to such term in the definition of “Indebtedness” hereof.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Projections” has the meaning assigned to such term in Section 5.01(e).

“Protective Advance” has the meaning assigned to such term in Section 2.04(a).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning given to such term in Section 9.23.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Houston, Texas time) on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting, (b) if the RFR for such Benchmark is Daily Simple SOFR, then four (4) Business Days prior to such setting or (c) if such Benchmark is not the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinance Indebtedness” has the meaning assigned to such term in Section 6.01(f).

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Regulated Lender Entity” has the meaning assigned to such term in Section 5.14(d).

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any Hazardous Materials into the environment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, Adjusted Daily Simple SOFR, as applicable.

“Rent Reserve” means, with respect to any store, warehouse distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located, a reserve equal to three (3) months’ rent at such store, warehouse distribution center, regional distribution center or depot.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Loan Parties, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, (a) if there are fewer than three (3) Lenders at such time who are not Affiliates of one another, all Lenders, and (b) if there are three (3) or more Lenders at such time who or not Affiliates of one another, two (2) or more Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and unused Commitments at such time; provided that the Credit Exposure and unused Commitments of the Defaulting Lenders (if any) shall be excluded from the determination of the Required Lenders.

“Requirement of Law” means, with respect to any Person, (a) the Organizational Documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, and without duplication of any eligibility criteria, to maintain (including, without limitation, reserves for past due interest on the Secured Obligations, Banking Services Reserves, Rent Reserves, volatility reserves, reserves for fluctuation of currency exchange rates and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Agreement Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments and other governmental charges) with respect to the Collateral or any Loan Party.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, any chief executive officer, president, vice president, Financial Officer or general counsel of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or such Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or such Subsidiary.

“Restricted Payment Condition” shall be deemed to be satisfied in connection with a Restricted Payment (including, without limitation, payments under the Tax Receivable Agreement that do not constitute Permitted Tax Distributions), voluntary prepayment of Indebtedness or payment of the Effective Date Earn-out if:

(a)            no Default or Event of Default has occurred and is continuing or would result immediately after giving effect to such Restricted Payment, voluntary prepayment of Indebtedness or payment of the Effective Date Earn-out;

(b)            either (i) the aggregate amount of the Revolving Loans shall be zero immediately prior to and immediately after giving effect to such Restricted Payment, voluntary prepayment of Indebtedness or payment of the Effective Date Earn-out, (ii) immediately after giving effect to and at all times during the thirty (30) consecutive day period immediately prior to such Restricted Payment, voluntary prepayment of Indebtedness or payment of the Effective Date Earn-out, the Borrower shall (A) have Availability (or with respect to such thirty (30) consecutive day period, an average of Availability for such thirty (30) days) calculated on a pro forma basis after giving effect to such Restricted Payment, voluntary prepayment of Indebtedness or payment of the Effective Date Earn-out of not less than $30,000,000, (B) have a Fixed Charge Coverage Ratio for the most recently ended four (4) fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01, calculated on a pro forma basis after giving effect to such Restricted Payment, voluntary prepayment of Indebtedness or payment of the Effective Date Earn-out, of not less than 1.00 to 1.00 and (C) until the payment in full in cash of the Term Loan Facility, be in pro forma compliance with the financial covenant contained in Section 6.12(b) at the time of and immediately after giving effect to such Restricted Payment, voluntary prepayment of Indebtedness or payment of the Effective Date Earn-out, or (iii) immediately after giving effect to and at all times during the thirty (30) consecutive day period immediately prior to such Restricted Payment, voluntary prepayment of Indebtedness or payment of the Effective Date Earn-out, the Borrower shall (A) have Availability (or with respect to such thirty (30) consecutive day period, an average of Availability for such thirty (30) days) calculated on a pro forma basis after giving effect to such Restricted Payment, voluntary prepayment of Indebtedness or payment of the Effective Date Earn-out of not less than $75,000,000 (or, solely with respect to any payments made with respect to the Tax Receivable Agreement, $50,000,000) and (B) until the payment in full in cash of the Term Loan Facility, be in pro forma compliance with the financial covenant contained in Section 6.12(b) at the time of and immediately after giving effect to such Restricted Payment, voluntary prepayment of Indebtedness or payment of the Effective Date Earn-out; and

(c)            except for any Restricted Payment, voluntary prepayment of Indebtedness or payment of the Effective Date Earn-out permitted by clause (b)(i) above, the Borrower shall deliver to the Administrative Agent as soon as available, but in any event not less than two (2) Business Days after such Restricted Payment, voluntary prepayment of Indebtedness or payment of the Effective Date Earn-out is made (or such later date as the Administrative Agent may agree in its sole discretion), a certificate in form and substance reasonably satisfactory to the Administrative Agent certifying as to the items described in clauses (a) and (b) above and attaching calculations or supporting documentation, as applicable, for clause (b).

“Revolving Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Revolving Commitment” means, with respect to each Lender, the amount set forth on the Commitment Schedule opposite such Lender’s name, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable, as such Revolving Commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04; provided, that at no time shall the Revolving Exposure of any Lender exceed its Revolving Commitment.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Section 2.01(a) (including any increase in such revolving credit facility pursuant to Section 2.09).

“Revolving Credit Maturity Date” means the earliest of (a) July 26, 2027 and (b) any date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure and its Swingline Exposure at such time, plus an amount equal to its Applicable Percentage of the aggregate principal amount of Protective Advances outstanding at such time, plus an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances outstanding at such time.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on Adjusted Daily Simple SOFR.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Effective Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State, or the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission of the U.S.

“Secured Obligations” means all Obligations, together with all (a) Banking Services Obligations and (b) Swap Agreement Obligations, in each case, owing to one or more Lenders or their respective Affiliates; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) each Issuing Bank, (d) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (e) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and assigns of each of the foregoing.

“Securities Account Control Agreement” has the meaning assigned to such term in the Security Agreement.

“Security Agreement” means that certain Amended and Restated Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, among the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) for the benefit of the Administrative Agent and the other Secured Parties to secure the Secured Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Settlement” has the meaning assigned to such term in Section 2.05(d).

“Settlement Date” has the meaning assigned to such term in Section 2.05(d).

“Significant Domestic Subsidiary” means (a) each Domestic Subsidiary that Guarantees any Permitted Acquisition Debt or any Material Indebtedness and (b) each Domestic Subsidiary whose (i) Total Assets (when combined with the assets of its subsidiaries, after eliminating intercompany obligations) as of the last day of the most recently ended fiscal quarter of the Borrower were equal to or greater than 5% of the Total Assets of the Borrower and its Subsidiaries on such date or (ii) EBITDA (determined as if references to “Parent and its subsidiaries” in the definitions of “EBITDA”, “Interest Expense” and “Net Income” were references to “such Domestic Subsidiary and its subsidiaries”) as of the last day of the most recently ended fiscal quarter of the Borrower was equal to or greater than 5% of EBITDA; provided that EBITDA for all purposes under this definition shall be calculated for the most recently ended period of four (4) consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b).

“Significant Foreign Subsidiary” means each First-Tier Foreign Subsidiary whose (a) Total Assets (when combined with the assets of its subsidiaries, after eliminating intercompany obligations) as of the last day of the most recently ended fiscal quarter of the Borrower were equal to or greater than 5% of the Total Assets of the Parent and its subsidiaries on such date or (b) EBITDA (determined as if references to “Parent and its subsidiaries” in the definitions of “EBITDA”, “Interest Expense” and “Net Income” were references to “such First-Tier Foreign Subsidiary and its subsidiaries”) as of the last day of the most recently ended fiscal quarter of the Borrower was equal to or greater than 5% of EBITDA; provided that EBITDA for all purposes under this definition shall be calculated for the most recently ended period of four (4) consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b).

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Specified Financial Statements” has the meaning assigned to such term in Section 4.01(b).

“Statements” has the meaning assigned to such term in Section 2.18(g).

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent in its Permitted Discretion.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Borrower or a Loan Party, as applicable.

“Supported QFC” has the meaning given to such term in Section 9.23.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMCB (or any of its designated branch offices or affiliates), in its capacity as lender of Swingline Loans hereunder. Any consent required of the Administrative Agent or an Issuing Bank shall be deemed to be required of the Swingline Lender and any consent given by JPMCB in its capacity as Administrative Agent or Issuing Bank shall be deemed given by JPMCB in its capacity as Swingline Lender.

“Swingline Loan” has the meaning assigned to such term in Section 2.05(a).

“Target” means HighRidge Resources, Inc., a Delaware corporation (or the successor limited liability company to such corporation).

“Tax Receivable Agreement” means that certain Tax Receivable Agreement dated as of January 29, 2018 by and among Parent, Cadent Management Services, LLC, as agent, Bender Investment Company, Cadent Energy Partners II, L.P. and Cactus WH Enterprises, LLC. Notwithstanding anything herein to the contrary, obligations under the Tax Receivable Agreement are not Indebtedness and payments under the Tax Receivable Agreement are, depending on the amount and circumstances of such payments, either (x) Permitted Tax Distributions or (y) Restricted Payments that are subject to the Restricted Payment Conditions.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Lenders” means, as of any date of determination, Lenders having a Term Loan Commitment.

“Term Loan Cap” means an amount equal to 85% of the aggregate appraised value of the machinery and equipment owned by the Loan Parties (including each Initial Joinder Entity) based on the appraisals required by Section 4.01(o)(i).

“Term Loan Commitment” means (a) as to any Term Lender, the commitment of such Term Lender to make Term Loans as set forth in the Commitment Schedule or in the most recent Assignment and Assumption executed by such Term Lender, as applicable, and (b) as to all Term Lenders, the aggregate commitment of all Term Lenders to make Term Loans, which aggregate commitment shall be $125,000,000 on the Effective Date. After advancing the Term Loan, each reference to a Term Lender’s Term Loan Commitment shall refer to such Term Lender’s Applicable Percentage of the Term Loans.

“Term Loan Facility” means the term loan facility established pursuant to Section 2.01(b).

“Term Loan Maturity Date” means the earliest of (a) February 27, 2026 and (b) the date of acceleration of the Term Loans pursuant to Article VII.

“Term Loans” means the Term Loans extended by the Term Lenders to the Borrower pursuant to Section 2.01(b) hereof.

“Term SOFR Determination Day” has the meaning assigned to such term under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Houston, Texas time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Total Assets” means, as of any date of determination with respect to any Person, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a balance sheet of such Person at such date.

“Total Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness of Parent and its subsidiaries at such date, determined on a consolidated basis.

“Trade Date” has the meaning assigned to such term in Section 9.04(e).

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the consummation of the Effective Date Transactions, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, Adjusted Daily Simple SOFR or the Alternate Base Rate.

“UCC” has the meaning assigned to such term in the Security Agreement.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures made during such period which are not financed from the proceeds of (a) any Indebtedness (other than the Revolving Loans; it being understood and agreed that, to the extent any Capital Expenditures are financed with Revolving Loans, such Capital Expenditures shall be deemed Unfinanced Capital Expenditures) or (b) any cash capital contributions received with respect to Equity Interests in Parent’s or the applicable Loan Party’s Equity Interests to finance such Capital Expenditures, all calculated for the Parent and its subsidiaries on a consolidated basis in accordance with GAAP.

“United States” and “U.S.” mean the United States of America.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning given to such term in Section 9.23.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02            Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing”).

Section 1.03            Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) except as otherwise provided herein, any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04            Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof the Borrower migrates to IFRS or there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of such migration to IFRS or change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such migration to IFRS or change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such migration or change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (a) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party, the Borrower or any Subsidiary at “fair value”, as defined therein and (b) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.05            Pro Forma Adjustments for Acquisitions and Dispositions. To the extent the Borrower or any Subsidiary makes any Acquisition permitted pursuant to Section 6.04 or disposition of assets outside the ordinary course of business permitted by Section 6.05 or to the extent the Leverage Ratio or the Fixed Charge Coverage Ratio are otherwise required under this Agreement to be calculated on a pro forma basis, then in each case for purposes of making any calculation with respect to financial ratios required by this Agreement, such calculation shall be made for the period of four (4) consecutive fiscal quarters of the Borrower most recently ended for which financial statements have been delivered in accordance with Section 5.01(a) or Section 5.01(b), as applicable; provided, for the avoidance of doubt, that any calculation of Indebtedness with respect to such financial ratios shall be made as of the date of such transaction and shall include any incurrence and repayment of Indebtedness as of such date. Each of the Leverage Ratio and the Fixed Charge Coverage Ratio, as applicable, shall be calculated after giving pro forma effect to the Effective Date Transactions, such Acquisition or such disposition of assets (including pro forma adjustments arising out of events which (a) are directly attributable to the applicable event, including, without limitation, the Effective Date Transactions, the Acquisition or the disposition of assets, (b) are factually supportable and (c) are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a Financial Officer of the Borrower to the Administrative Agent), as if such event, including the Effective Date Transactions, such Acquisition or such disposition of assets (and any related incurrence, repayment or assumption of Indebtedness) had occurred in the first day of such four (4)-fiscal quarter period, and approved by the Administrative Agent in its Permitted Discretion.

Section 1.06            Status of Obligations. In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

Section 1.07            General.

(a)            Principal, interest, reimbursement obligations, fees, and all other amounts payable under this Agreement and the other Loan Documents to the Administrative Agent and the Lenders shall be payable in dollars. Unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement shall be made in dollars. For purposes of such calculations, comparisons, measurements and determinations, amounts denominated in any Alternative Currency shall be converted to the Dollar Equivalent thereof on the date of such calculation, comparison, measurement or determination.

(b)            If at any time following one or more fluctuations in the exchange rate of an Alternative Currency against the dollar, the Dollar Equivalent of the Aggregate Revolving Exposure exceeds the lesser of (i) the Aggregate Revolving Commitment and (ii) the Borrowing Base, the Borrower shall within three (3) Business Days of written notice of same from the Administrative Agent or, if an Event of Default has occurred and is continuing, within one (1) Business Day after written notice of the same from the Administrative Agent make the necessary payments or repayments to reduce the Aggregate Revolving Exposure to an amount necessary to eliminate such excess.

(c)            The Borrower may from time to time request that Letters of Credit be issued in an Alternative Currency. In the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank. Any such request shall be made to the Administrative Agent and the applicable Issuing Bank not later than 9:00 a.m., Houston, Texas time, at least five (5) Business Days prior to the date of the desired Letter of Credit issuance (or such other time or date as may be agreed to by the Administrative Agent and the applicable Issuing Bank in their sole discretion). In the case of any such request, the Administrative Agent shall promptly advise each applicable Issuing Bank thereof. Each Issuing Bank shall notify the Administrative Agent, not later than noon, Houston, Texas time, two (2) Business Days (or such other period of time as may be agreed to by the Administrative Agent in its sole discretion) after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested Alternative Currency. Any failure by any Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Issuing Bank to permit Letters of Credit to be issued by it in such requested Alternative Currency. If the Administrative Agent and an Issuing Bank consent to the issuance of Letters of Credit in such requested Alternative Currency, the Administrative Agent shall so notify the Borrower and the requested Letters of Credit shall be issued pursuant to Section 2.06.

(d)            Without in any way limiting the foregoing provisions, the Administrative Agent shall make any calculations of Dollar Equivalents to determine compliance with this Section 1.07, which calculations shall be conclusive absent manifest error.

Section 1.08            Interest Rates; Benchmark Notifications. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.09            Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time; provided further that, if applicable, in the case of any Letter of Credit denominated in an Alternative Currency, the deemed amount of such Letter of Credit shall give effect to converting the stated amount of such Letter of Credit into the Dollar Equivalent thereof as of the date of issuance. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms in the governing rules or law or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Banks and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

Section 1.10            Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Article II

THE CREDITS

Section 2.01            Commitments. Subject to the terms and conditions set forth herein, (a) each Lender severally (and not jointly) agrees to make Revolving Loans in dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the Aggregate Revolving Exposure exceeding the lesser of (x) the Aggregate Revolving Commitment and (y) the Borrowing Base, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Sections 2.04 and 2.05 (provided that, notwithstanding anything to the contrary in this Agreement, the Lenders will not be obligated to make Revolving Loans to the Borrower prior to the Initial Joinder except for the initial Revolving Borrowing made on the Effective Date to consummate the Effective Date Acquisition) and (b) each Term Lender severally (and not jointly) agrees to make a Term Loan in dollars to the Borrower on the Effective Date, in an amount equal to the lesser of (i) such Lender’s Term Loan Commitment and (ii) such Lender’s Applicable Percentage of the Term Loan Cap, in each case, by making immediately available funds available to the Administrative Agent’s designated account, not later than 1:00 p.m., Houston, Texas time. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

Section 2.02            Loans and Borrowings.

(a)            Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05.

(b)            Subject to Section 2.14, each Revolving Borrowing and Term Loan Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Borrower may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Term Benchmark Borrowings in accordance with Section 2.08. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)            At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. ABR Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six (6) Term Benchmark Borrowings or RFR Borrowings outstanding.

(d)            Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

Section 2.03            Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by a Responsible Officer of the Borrower or by telephone or through Electronic System if arrangements for doing so have been approved by the Administrative Agent, not later than (a) (i) in the case of a Term Benchmark Borrowing, 12:00 noon, Houston, Texas time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing or (ii) in the case of an RFR Borrowing, not later than 12:00 noon, Houston, Texas time, five (5) U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, 12:00 noon, Houston, Texas time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., Houston, Texas time, on the date of such proposed Borrowing. Each such Borrowing Request shall be irrevocable and each such telephonic Borrowing Request shall be confirmed promptly by hand delivery, facsimile or a communication through Electronic System to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by a Responsible Officer of the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(ii)            the date of such Borrowing, which shall be a Business Day;

(iii)            whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or, if applicable, an RFR Borrowing; and

(iv)            in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04            Protective Advances.

(a)            Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrower, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other past due amount that is required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, (x) a Protective Advance may only be made during the existence of an Event of Default, (y) the aggregate amount of Protective Advances and Overadvances, collectively, outstanding at any time shall not exceed 10% of the Aggregate Revolving Commitment, and (z) the Aggregate Revolving Exposure after giving effect to the Protective Advances being made shall not exceed the Aggregate Revolving Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied, there being no obligation of any Loan Party to satisfy such conditions in connection with a Protective Advance. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b)            Upon the making of a Protective Advance by the Administrative Agent, each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

Section 2.05            Swingline Loans and Overadvances.

(a)            If there is more than one (1) Revolving Lender at such time, the Administrative Agent, the Swingline Lender and the Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower requests an ABR Borrowing, the Swingline Lender may, in its sole discretion, elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the Revolving Lenders and in the amount requested, same day funds to the Borrower on the date of the applicable Borrowing to the Funding Account (each such Loan made solely by the Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d). Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Revolving Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. In addition, the Borrower hereby authorizes the Swingline Lender to, and the Swingline Lender may, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 1:00 p.m., Houston, Texas time, on each Business Day, make available to the Borrower by means of a credit to the Funding Account, the proceeds of a Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account that Business Day; provided that, if on any Business Day there is insufficient borrowing capacity to permit the Swingline Lender to make available to the Borrower a Swingline Loan in the amount necessary to pay all items to be so drawn on any such Controlled Disbursement Account on such Business Day, then the Borrower shall be deemed to have requested an ABR Borrowing pursuant to Section 2.03 in the amount of such deficiency to be made on such Business Day. If there is only one (1) Revolving Lender at such time, no Swingline Loans will be permitted; provided that if there is more than one (1) Revolving Lender at any time, the aggregate amount of Swingline Loans outstanding at any time shall not exceed $22,500,000. The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan exceeds Availability (before or after giving effect to such Swingline Loan). All Swingline Loans shall be ABR Borrowings.

(b)            Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower, the Administrative Agent may, in its sole discretion (but with absolutely no obligation), on behalf of the Revolving Lenders, (x) make Revolving Loans to the Borrower in amounts that exceed Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”) or (y) deem the amount of Revolving Loans outstanding to the Borrower that are in excess of Availability to be Overadvances; provided that, no Overadvance shall result in a Default due to Borrower’s failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied. All Overadvances shall constitute ABR Borrowings. The making of an Overadvance on any one occasion shall not obligate the Administrative Agent to make any Overadvance on any other occasion. The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount not to exceed 10% of the Aggregate Revolving Commitment at any time; provided that, the aggregate amount of Overadvances and Protective Advances shall not collectively exceed 10% of the Aggregate Revolving Commitment nor shall it result in the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment. No Overadvance shall cause any Revolving Lender’s Revolving Exposure to exceed its Revolving Commitment; provided that, the Required Lenders may at any time revoke the Administrative Agent’s authorization to make Overadvances. Any such revocation must be in writing and shall become effective prospectively (and shall not apply to any Overadvances previously made) upon the Administrative Agent’s receipt thereof. Notwithstanding anything to the contrary in this Agreement (including, without limitation, Section 2.11), the Borrower may prepay any Overadvance in whole or in part at any time and in any amount; provided that (i) no Overadvance may remain outstanding for more than thirty (30) days and (ii) each Overadvance shall be due and payable in full at the time set forth in Section 2.10.

(c)            Upon the making of a Swingline Loan or an Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the Revolving Commitment. The Swingline Lender or the Administrative Agent may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Swingline Loan or Overadvance.

(d)            The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon Houston, Texas time on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the applicable Swingline Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., Houston, Texas time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied, there being no obligation of any Loan Party to satisfy such conditions in connection with a Settlement. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover from such Lender on demand such amount, together with interest thereon, as specified in Section 2.07.

Section 2.06            Letters of Credit.

(a)            General. Subject to the terms and conditions set forth herein, the Borrower may request any Issuing Bank to issue Letters of Credit denominated in dollars, or in Alternative Currencies that the applicable Issuing Bank may permit at such time in its discretion and in accordance with Section 1.07, as the applicant thereof for the support of its or any of its Subsidiaries’ (or, to the extent acceptable to the Administrative Agent and such Issuing Bank, its Affiliates’) obligations, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time during the Availability Period, and such Issuing Bank may, but shall have no obligation, to issue such requested Letters of Credit pursuant to this Agreement.

(b)            Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver by hand or facsimile (or transmit through Electronic System, if arrangements for doing so have been approved by the respective Issuing Bank) to an Issuing Bank selected by it and to the Administrative Agent (prior to 12:00 noon, Houston, Texas time, at least three (3) Business Days prior to the requested date of issuance, amendment, renewal or extension (or such shorter period as may be agreed by the applicable Issuing Bank in its discretion)) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $20,000,000, (ii) no Lender’s Revolving Exposure shall exceed its Revolving Commitment and (iii) the Aggregate Revolving Exposure shall not exceed the lesser of (x) the Aggregate Revolving Commitment and (y) the Borrowing Base. Notwithstanding the foregoing or anything to the contrary contained herein, no Issuing Bank shall be obligated to issue or modify any Letter of Credit if, immediately after giving effect thereto, the outstanding LC Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuing Bank’s Issuing Bank Sublimit. Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the Borrower may from time to time request that an Issuing Bank issue Letters of Credit in excess of its individual Issuing Bank Sublimit in effect at the time of such request, and each Issuing Bank agrees to consider any such request in good faith but shall have no obligation to issue such requested Letter of Credit. Any Letter of Credit so issued by an Issuing Bank in excess of its individual Issuing Bank Sublimit then in effect shall nonetheless constitute a Letter of Credit for all purposes of this Agreement, and shall not affect the Issuing Bank Sublimit of any other Issuing Bank, subject to the limitations on the aggregate LC Exposure set forth in clause (i) of this Section 2.06(b).

An Issuing Bank shall not be under any obligation to issue, amend or extend any Letter of Credit if:

(i)            the proceeds of such Letter of Credit would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is a Sanctioned Country or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement,

(ii)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, amending or extending such Letter of Credit, or request that such Issuing Bank refrain from issuing, amending or extending such Letter of Credit, or any Requirement of Law relating to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or law shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, or

(iii)            the issuance, amendment or extension of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.

(c)            Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one (1) year after such renewal or extension) or such longer period of time as may be agreed to by the applicable Issuing Bank in its sole discretion (which shall in no event extend beyond the date set forth in clause (ii) hereof) and (ii) the date that is five (5) Business Days prior to the Revolving Credit Maturity Date unless arrangements satisfactory to the applicable Issuing Bank in its sole discretion have been made for any such Letter of Credit to remain outstanding after the termination of this Agreement without the benefit of the participations set forth in the below clause (d).

(d)            Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the respective Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason, including after the Revolving Credit Maturity Date. Each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)            Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent (A) an amount equal to such LC Disbursement in dollars (based on the Dollar Equivalent of such amount, if applicable) and (B) the Dollar Equivalent of any Taxes or out-of-pocket fees, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment, (i) not later than 3:00 p.m., Houston, Texas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 12:00 noon, Houston, Texas time, on such date, or, (ii) if such notice has not been received by the Borrower prior to such time on such date, then not later than 3:00 p.m., Houston, Texas time, on (x) the Business Day that the Borrower receives such notice, if such notice is received prior to 12:00 noon, Houston, Texas time, on the day of receipt, or (y) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan (to the extent available) in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan, as applicable. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the respective Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank, as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)            Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any letter of credit application or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the respective Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders, nor any Issuing Bank or any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder or any acts or omissions of any beneficiary with respect to its use of any Letter of Credit), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the respective Issuing Bank; provided that the foregoing (including, without limitation, the Borrower’s absolute, unconditional and irrevocable obligation to reimburse LC Disbursements as set forth in this Section 2.06(f)) shall not be construed to (x) preclude the Borrower’s pursuing any rights and remedies as it may have against the beneficiary of any Letter of Credit at law or under any other agreement or (y) excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct or bad faith on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)            Disbursement Procedures. The Issuing Bank for any Letter of Credit shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile or through Electronic Systems) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that such notice need not be given prior to payment by the Issuing Bank and any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)            Interim Interest. If the Issuing Bank for any Letter of Credit shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply pursuant to the terms thereof or to the extent elected by the Administrative Agent or the Required Lenders, as the case may be. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank for such LC Disbursement shall be for the account of such Lender to the extent of such payment.

(i)            Replacement and Resignation of an Issuing Bank.

(i)            An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

(ii)            Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.06(i) above.

(j)             Cash Collateralization. If any Event of Default shall occur and be continuing, within three (3) Business Days after the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account or accounts with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the amount of the LC Exposure as of such date plus accrued and unpaid interest on any LC Disbursements that have not been reimbursed, if any; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Sections 2.10(b), 2.11(b) or 2.20. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. In addition, and without limiting the foregoing or paragraph (c) of this Section, if any LC Exposure remains outstanding after the expiration date specified in said paragraph (c), the Borrower shall immediately deposit in the LC Collateral Account an amount in cash equal to 105% of such LC Exposure as of such date plus any accrued and unpaid interest on any LC Disbursements that have not been reimbursed, if any. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account and all money or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all such Events of Default have been cured or waived.

(k)            Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank (other than JPMCB) shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l)             Letters of Credit Issued for Account of Affiliates. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, an Affiliate of the Borrower, or states that an Affiliate of the Borrower is the “account party”, “applicant”, “customer”, “instructing party”, or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Affiliate in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Affiliate in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Affiliates inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Affiliates.

Section 2.07            Funding of Borrowings.

(a)            Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 1:00 p.m., Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Term Loans shall be made as provided in Sections 2.01(b) and 2.02(b) and Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to the Funding Account; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent.

(b)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower each severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing, provided, that any interest received from the Borrower by the Administrative Agent during the period beginning when Administrative Agent funded the Borrowing until such Lender pays such amount shall be solely for the account of the Administrative Agent.

Section 2.08            Interest Elections.

(a)            Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.

(b)            To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by a Responsible Officer of the Borrower or by telephone or through Electronic System if arrangements for doing so have been approved by the Administrative Agent, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and each such telephonic Interest Election Request shall be confirmed promptly by hand delivery, Electronic System or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by a Responsible Officer of the Borrower.

(c)            Each telephonic and written Interest Election Request (including requests submitted through Electronic System) shall specify the following information in compliance with Section 2.02:

 (i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

 (ii)            the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

 (iii)            whether the resulting Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or, if applicable, an RFR Borrowing; and

 (iv)            if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d)            Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)             If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing or an RFR Borrowing and (ii) unless repaid, each Term Benchmark Borrowing and each RFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period or interest Payment Date applicable thereto.

Section 2.09            Termination and Reduction of Commitments; Increase in Revolving Commitments.

(a)            Unless previously terminated, (i) the Term Loan Commitments shall terminate at 5:00 p.m., Houston, Texas, time, on the Effective Date and (ii) the Revolving Commitments shall terminate on the Revolving Credit Maturity Date.

(b)            The Borrower may at any time terminate the Revolving Commitments upon Payment in Full of the Secured Obligations.

(c)            The Borrower may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $5,000,000, (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, (A) any Lender’s Revolving Exposure would exceed such Lender’s Revolving Commitment or (B) the Aggregate Revolving Exposure would exceed the lesser of (x) the Aggregate Revolving Commitment and (y) the Borrowing Base, and (iii) the Borrower shall not reduce the Revolving Commitments if such reduction will make the Revolving Commitments less than $20,000,000.

(d)            The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

(e)            The Borrower shall have the right to increase the Revolving Commitments by obtaining additional Revolving Commitments, either from one or more of the Revolving Lenders or one or more other lending institutions provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000 (or such lower amount as the Administrative Agent agrees) or in an integral multiple of $5,000,000 in excess thereof (or such lower amount as the Administrative Agent agrees), (ii) the Borrower may make a maximum of five (5) such requests, (iii) after giving effect thereto, the sum of the total of the additional Revolving Commitments does not exceed $50,000,000, (iv) the Aggregate Revolving Commitment does not exceed $275,000,000, (v) the Administrative Agent and each Issuing Bank have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, conditioned or delayed, (vi) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (vii) the procedures described in Section 2.09(f) have been satisfied. Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder at any time.

(f)             Any amendment hereto for such an increase or addition shall be in form and substance reasonably satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrower and each Lender being added or increasing its Revolving Commitment, subject only to the approval of all Lenders if any such increase or addition would cause the Aggregate Revolving Commitment to exceed $275,000,000. As a condition precedent to such an increase or addition, the Borrower shall deliver to the Administrative Agent (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrower, certifying that, immediately before and immediately after giving effect to such increase or addition, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (provided that such representations and warranties shall be true in all respects if they are already qualified by a materiality standard), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (provided that such representations and warranties shall be true in all respects if they are already qualified by a materiality standard) as of such earlier date, (2) no Default exists, (3) if a Cash Dominion Activation Period is in effect immediately before or will be in effect immediately after giving effect to such increase or addition, the Borrower is in compliance (on a pro forma basis) with the financial covenant contained in Section 6.12(a) and (4) until the payment in full in cash of the Term Loan Facility, the Borrower is in compliance with the financial covenant contained in Section 6.12(b) and (ii)  legal opinions and documents consistent with those delivered on the Effective Date, to the extent applicable to such increase or addition and reasonably requested by the Administrative Agent. If the Borrower elects to increase the Aggregate Revolving Commitment by increasing the Revolving Commitment of an existing Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent an agreement substantially in the form of Exhibit G (a “Commitment Increase Agreement”) or in such other form, including an amendment to this Agreement, otherwise acceptable to the Administrative Agent. If the Borrower elects to increase the Aggregate Revolving Commitment by causing an additional Lender to become a party to this Agreement and there is no increased Revolving Commitment by an existing Lender, then the Borrower and such additional Lender shall execute and deliver to the Administrative Agent an agreement substantially in the form of Exhibit H (an “Additional Lender Agreement”) or in such form, including an amendment to this Agreement, otherwise acceptable to the Administrative Agent. Each such additional Lender shall submit to the Administrative Agent an Administrative Questionnaire and a processing and recordation fee of $3,500 (unless such fee is waived by the Administrative Agent). The Borrower shall, if requested by the additional Lender deliver a promissory note payable to such additional Lender in a principal amount equal to its Revolving Commitment, and otherwise duly completed.

(g)            On the effective date of any such increase or addition, (i) it is understood and agreed (including by each Lender that is not providing such increase or addition) that the Credit Exposure of each Lender (including the Lenders providing such increase or addition) will be reallocated by the Administrative Agent on such date among the Lenders (including the Lenders providing such increase or addition) such that the Credit Exposure of each Lender (including the Lenders providing such increase or addition) after giving effect to such increase or addition is held pro rata between the Term Loan Facility and the Revolving Credit Facility and the Credit Exposure of each Lender (including the Lenders providing such increase or addition) shall be revised according to such reallocated Credit Exposure, (ii) each Lender (including the Lenders providing such increase or addition) shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s Credit Exposure to equal its revised Credit Exposure, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (iii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase (or addition) in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (iii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Term Benchmark Loan or RFR Loan (if applicable), shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.

Section 2.10            Repayment and Amortization of Loans; Evidence of Debt.

(a)            The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Revolving Credit Maturity Date and demand by the Administrative Agent, (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date and the fifth (5th) Business Day after such Swingline Loan is made; provided that, on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Revolving Loan shall be applied by the Administrative Agent to repay any Swingline Loans outstanding, and (iv) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earlier of the Revolving Credit Maturity Date, the thirtieth (30th) day after such Overadvance is made and the second (2nd) Business Day after demand by the Administrative Agent. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Lender on the first Business Day of the month following each date set forth below in the aggregate principal amount set forth opposite such date (as adjusted from time to time pursuant to Section 2.11(e)):

Date	Amount
June 30, 2023	$13,250,000
September 30, 2023	$13,250,000
December 31, 2023	$13,250,000
March 31, 2024	$13,250,000
June 30, 2024	$9,000,000
September 30, 2024	$9,000,000
December 31, 2024	$9,000,000
March 31, 2025	$9,000,000
June 30, 2025	$9,000,000
September 30, 2025	$9,000,000
December 31, 2025	$9,000,000

To the extent not previously paid, all unpaid Term Loans shall be paid in full in cash by the Borrower on the Term Loan Maturity Date.

(b)            At all times during a Cash Dominion Activation Period, on each Business Day, the Administrative Agent shall apply all funds credited to the Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, second to prepay the Revolving Loans (including Swingline Loans) and third to cash collateralize outstanding LC Exposure to the extent required herein. Notwithstanding the foregoing, to the extent any funds credited to the Collection Account constitute Net Proceeds, the application of such Net Proceeds shall be subject to Section 2.11(c).

(c)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)            The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)             Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

Section 2.11            Prepayment of Loans.

(a)             The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without penalty or premium, subject to prior written notice in accordance with paragraph (e) of this Section and, if applicable, payment of any break funding expenses under Section 2.16.

(b)            Except for Overadvances permitted under Section 2.05, in the event and on such occasion that the Aggregate Revolving Exposure exceeds the lesser of (i) the Aggregate Revolving Commitment and (ii) the Borrowing Base, the Borrower shall prepay, on demand, the Revolving Loans and LC Exposure resulting from LC Disbursements and/or Swingline Loans and cash collateralize all other LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j) as applicable in an aggregate amount equal to such excess.

(c)            In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party or any Subsidiary in respect of any Prepayment Event, the Borrower shall, promptly and in any event within three (3) Business Days (or, (i) for any event described in clause (c) of the definition of the term “Prepayment Event”, not later than the first Business Day or (ii) if received by any Foreign Subsidiary, within five (5) Business Days) after such Net Proceeds are received by any Loan Party or Subsidiary, prepay the Obligations and cash collateralize the LC Exposure as set forth in Section 2.11(e) below in an aggregate amount equal to 100% of such Net Proceeds, provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, (x) if the property or asset that is the subject of such event is subject to a Lien that is, and is permitted pursuant to this Agreement to be, senior to the Liens granted by any Loan Party pursuant to the Loan Documents in favor of the Administrative Agent, then the Borrower may apply the Net Proceeds thereof to any prepayment then required under the terms of the obligations secured by such Lien prior to applying the remainder thereof (if any) in accordance with this Section 2.11(c) and (y) if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower to the effect that the Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within one hundred eighty (180) days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding Inventory) to be used in the business of the Loan Parties, and certifying that no Event of Default has occurred and is continuing, then, so long as a Cash Dominion Activation Period is not in effect, no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate; provided that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such one hundred eighty (180)-day period, a prepayment shall be required at such time in an amount equal to such Net Proceeds that have not been so applied.

(d)            Until the payment in full in cash of the Term Loan Facility, on the date that is ten (10) days after the earlier of (i) the date on which the Borrower’s annual audited financial statements for the immediately preceding fiscal year are delivered pursuant to Section 5.01 and (ii) the date on which such annual audited financial statements were required to be delivered pursuant to Section 5.01, in each case, commencing with such annual audited financial statements for the fiscal year ending December 31, 2023, the Borrower shall prepay the Term Loans in an amount equal to 75% of Excess Cash Flow for the immediately preceding fiscal year as set forth in paragraph (e) below. Each Excess Cash Flow prepayment shall be accompanied by a certificate signed by a Financial Officer certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent.

(e)

 (i)             All such amounts prepaid by the Borrower pursuant to Section 2.11(c) shall be applied, first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, second to prepay the Term Loans (to be applied to installments of the Term Loans in reverse order of maturity) and third to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitments, to pay outstanding LC Exposure resulting from LC Disbursements and to cash collateralize all other outstanding LC Exposure. Notwithstanding the foregoing, all prepayments required to be made pursuant to Section 2.11(c) with respect to the Net Proceeds of any insurance or condemnation proceeds arising from casualties or losses to cash or Inventory shall be applied, first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, second to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitments, to pay outstanding LC Exposure resulting from LC Disbursements and to cash collateralize all other outstanding LC Exposure and third to prepay the Term Loans (to be applied to installments of the Term Loans in the reverse order of maturity). If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to other Equipment, fixtures and real property is not otherwise determined, the allocation and application of those proceeds shall be determined by the Administrative Agent, in its Permitted Discretion.

 (ii)            All such amounts prepaid by the Borrower pursuant to Section 2.11(d) shall be applied to prepay the Term Loans (to be applied to installments of the Term Loans in the reverse order of maturity).

(f)            The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, of any prepayment hereunder not later than 12:00 noon, Houston, Texas time, (A) in the case of prepayment of a Term Benchmark Revolving Borrowing, three (3) Business Days (or such shorter period so that such notice is not required prior to the occurrence of the event giving rise to the prepayment pursuant to Section 2.11(c)) before the date of prepayment, (B) in the case of prepayment of an RFR Revolving Borrowing, five (5) Business Days (or such shorter period so that such notice is not required prior to the occurrence of the event giving rise to the prepayment pursuant to Section 2.11(c)) before the date of prepayment, or (C) in the case of prepayment of an ABR Revolving Borrowing, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

Section 2.12            Fees.

(a)            The Borrower agrees to pay to the Administrative Agent for the pro rata account of each Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the first calendar day of each January, April, July and October and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date; provided that any commitment fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day and the last day of each period but excluding the date on which the Revolving Commitments terminate).

(b)            The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure attributable to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the first calendar day of each January, April, July and October commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)            The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in any Fee Letter or otherwise.

(d)            All fees payable hereunder shall be paid on the dates due, in dollars in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.13            Interest.

(a)            The Loans comprising ABR Borrowings (including Swingline Loans) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)            The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate. Each RFR Loan shall bear interest at a rate per annum equal to Adjusted Daily Simple SOFR plus the Applicable Rate.

(c)            Each Protective Advance and each Overadvance shall bear interest at the Alternate Base Rate plus the Applicable Rate for Revolving Loans plus 2%.

(d)            Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

(e)            Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar quarter) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)             Interest computed by reference to the Term SOFR Rate or Daily Simple SOFR and the Alternate Base Rate (except as set forth in the next sentence) shall be computed on the basis of a year of three hundred sixty (360) days. Interest computed by reference to the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. A determination of the applicable Alternate Base Rate, Adjusted Daily Simple SOFR, Daily Simple SOFR, Adjusted Term SOFR Rate or Term SOFR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14            Alternate Rate of Interest; Illegality.

(a)            Subject to clauses (b), (c), (d), (e), and (f) of this Section 2.14, if:

 (i)            the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or

 (ii)            the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders through Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing so long as Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Borrowing if Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above, on such day, or (y) an ABR Loan if Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

(b)            Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)            Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)            The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)             Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted (1) any such request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event or (2) any such request for an RFR Borrowing into a request for an ABR Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, (A) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Loan so long as Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (B) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, an ABR Loan.

Section 2.15            Increased Costs.

(a)            If any Change in Law shall:

 (i)            impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank;

 (ii)            impose on any Lender or Issuing Bank or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

 (iii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender, Issuing Bank or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)            If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of, or the Loans made by, or participations in Letters of Credit, Overadvances, Protective Advances or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)            A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)            Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180)-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16            Break Funding Payments.

(a)            With respect to Term Benchmark Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) or Section 2.11(f) and is revoked in accordance therewith), or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or 9.02(d), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(b)            With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) or Section 2.11(f) and is revoked in accordance therewith) or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or 9.02(d), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.17            Withholding of Taxes; Gross-Up.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of any Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. If such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)            Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)            Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)            Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable and documented expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender together with supporting documentation with respect to the amount of such payment or liability, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)             Status of Lenders.

 (i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

 (ii)            Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of a Withholding Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)            to the extent a Foreign Lender is not the Beneficial Owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)            Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document (including the Payment in Full of the Secured Obligations).

(i)            Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

Section 2.18            Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a)            The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m., Houston, Texas time, on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without set-off, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, Floor L2, Chicago, Illinois, except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)            Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), (B) a mandatory prepayment, including any Net Proceeds received pursuant to Section 2.11(c) (which shall be applied in accordance with Section 2.11(b)) or (C) amounts to be applied from the Collection Account when a Cash Dominion Activation Period is in effect (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent and the Issuing Banks from the Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees, indemnities, or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements ratably (with amounts applied to the Term Loans applied to installments of the Term Loans in reverse order of maturity), seventh, to pay an amount to the Administrative Agent equal to 105% of the aggregate LC Exposure, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing in respect of Banking Services Obligations and Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, and ninth, to the payment of any other Secured Obligation due to the Administrative Agent, any Lender or any other Secured Party by the Borrower or any other Loan Party and, tenth, to the applicable Loan Party or as otherwise required by any Requirement of Law. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Term Benchmark Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations in the order set forth above in this clause (b).

(c)            All payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from any deposit account of the Borrower (other than any Excluded Account) maintained with the Administrative Agent, or if any such deposit account does not have sufficient funds to make such payment, from the proceeds of Borrowings made hereunder either pursuant to a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section. The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents to the extent any deposit account of the Borrower (other than any Excluded Account) maintained with the Administrative Agent has insufficient funds therefor, and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, 2.04 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of the Borrower (other than any Excluded Account) maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents; provided that the Administrative Agent agrees not to exercise the rights under this clause (c) unless (x) a Cash Dominion Activation Period then exists or (y) the Borrower so elects and authorizes the Administrative Agent in writing.

(d)            If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower to the Administrative Agent pursuant to Section 2.11(f)) that the Borrower will not make such payment or prepayment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the NYFRB Rate.

(f)            If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder. Application of amounts pursuant to (i) and (ii) above shall be made in any order determined by the Administrative Agent in its discretion.

(g)            The Administrative Agent may from time to time provide the Borrower with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrower’s convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrower pays the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrower shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

Section 2.19            Mitigation Obligations; Replacement of Lenders.

(a)            If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent to the extent required under Section 9.04 (and in circumstances where its consent would be required under Section 9.04, the Issuing Banks and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (x) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse or warranty by the parties thereto.

Section 2.20            Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)            such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Revolving Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c)            if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)            all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (x) to the extent that the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Exposure to exceed its Revolving Commitment;

(ii)            if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Banks, the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)            if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)            if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)            if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)            so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to the Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrower, the Swingline Lender and each Issuing Bank agrees in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage, but no fees that ceased to accrue, or that the Borrower was not required to pay, to such Lender in accordance with this Section 2.20 shall be required to be paid to such Lender after it ceases to be a Defaulting Lender.

Section 2.21            Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Secured Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Secured Party is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Secured Party in its discretion), then the Secured Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Secured Party. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Secured Party in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

Section 2.22            Banking Services and Swap Agreements. Each Lender or Affiliate thereof (other than JPMCB and its Affiliates) providing Banking Services for, or having Swap Agreements with, any Loan Party or any Subsidiary of a Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Subsidiary thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent, upon (a) the Administrative Agent’s request therefor or (b) any material change in the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. The information set forth in the most recent summary delivered to the Administrative Agent pursuant to this Section 2.22 shall be used in determining the amounts to be applied in respect of such Banking Services Obligations and/or Swap Agreement Obligations pursuant to Section 2.18(b).

Article III

REPRESENTATIONS AND WARRANTIES

Each Loan Party party hereto represents and warrants to the Lenders that:

Section 3.01            Organization; Powers. Each Loan Party and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.

Section 3.02            Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03            Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any Subsidiary, (c) will not violate or result in a “default” or “event of default” under any material indenture, agreement or other instrument binding upon any Loan Party or any Subsidiary or the assets of any Loan Party or any Subsidiary, or give rise to a right under any such material indenture, agreement or other instrument (other than a Loan Document) to require any payment to be made by any Loan Party or any Subsidiary, (d) will not violate or contravene the Organizational Documents of any Loan Party or any Subsidiary and (e) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any Subsidiary, except Liens created pursuant to the Loan Documents.

Section 3.04            Financial Condition; No Material Adverse Change.

(a)            The Borrower has heretofore furnished to the Administrative Agent and the Lenders the Specified Financial Statements. The Specified Financial Statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its consolidated subsidiaries or the Target and its consolidated subsidiaries, as applicable, as of the applicable dates and for the applicable periods in accordance with GAAP or IFRS, as applicable, subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited financial statements constituting Specified Financial Statements.

(b)            No event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect, since December 31, 2021.

Section 3.05            Properties.

(a)            As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by any Loan Party necessary or used in the conduct of its business. Each of the leases and subleases of real property that is necessary or used in the conduct of the business of the Borrower and its Subsidiaries is valid and enforceable in accordance with its terms and is in full force and effect, and, to the Knowledge of the applicable Loan Party, no material default by any party to any such lease or sublease exists that could reasonably be expected to result in the termination thereof by a Person that is not a Loan Party or any of its Subsidiaries. Each of the Loan Parties and each of its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all of its material real and personal property, (i) free of all Liens other than those permitted by Section 6.02 and (ii) except for minor irregularities or deficiencies in title that, individually or in the aggregate, do not materially interfere with any Loan Party’s ability to conduct its business as currently conducted or to utilize such property for its intended purpose.

(b)            Each Loan Party and each Subsidiary owns, or is licensed to use, all material trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, and the use thereof by each Loan Party and each Subsidiary does not infringe in any material respect upon the rights of any other Person, and each Loan Party’s and each Subsidiary’s rights thereto are not subject to any licensing agreement or similar arrangement.

Section 3.06            Litigation and Environmental Matters.

(a)            There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the Knowledge of any Loan Party, threatened against or affecting any Loan Party or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any Loan Document or the Transactions.

(b)            Except for the Disclosed Matters (i) no Loan Party or any Subsidiary has received notice of any claim with respect to any Environmental Liability, (ii) Knows of any basis for any Environmental Liability that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect and (iii) except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Subsidiary (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has become subject to any Environmental Liability, or (C) has received notice of any claim with respect to any Environmental Liability.

Section 3.07            Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Subsidiary is in compliance with (a) all Requirements of Law applicable to it or its property and (b) all indentures, agreements and other instruments binding upon it or its property. No Default has occurred and is continuing.

Section 3.08            Investment Company Status. No Loan Party or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09            Taxes. Each Loan Party and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect. No Tax liens (other than Permitted Encumbrances) have been filed and no claims are being asserted with respect to any such Taxes.

Section 3.10            ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. To the extent applicable, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87 or subsequent recodification thereof, as applicable) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87 or subsequent recodification thereof, as applicable) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

Section 3.11            Disclosure. (a) The Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole with all such information, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information and other forward looking information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.

(b)            To the knowledge of the Borrower, the information included in the most recent Beneficial Ownership Certification (if any) provided to the Lenders in connection with this Agreement is true and correct in all respects.

Section 3.12            Solvency.

(a)            Immediately after the consummation of the Transactions to occur on the Effective Date, or with respect to any Transactions to occur on any other date on which this representation is made, immediately after the consummation of the Transactions to occur on such date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

(b)            No Loan Party intends to, nor will permit any Subsidiary to, and no Loan Party believes that it or any Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

Section 3.13            Insurance. Schedule 3.13 sets forth a description (which may be attachments of certificates of insurance) of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid or paid-up through the financed premium date. The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 3.14            Capitalization and Subsidiaries. As of the Effective Date, Schedule 3.14 sets forth (a) a correct and complete list of the name and relationship to the Borrower of each Subsidiary, (b) a true and complete listing of each class of each of the Borrower’s authorized Equity Interests, all of which issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.14, and (c) the type of entity of the Borrower and each Subsidiary. All of the issued and outstanding Equity Interests of a Subsidiary owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable. As of the Effective Date, except as set forth on Schedule 3.14, there are no outstanding commitments or other obligations of any Loan Party to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Loan Party.

Section 3.15            Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and (i) when financing statements and other filings in appropriate form are filed in the offices specified in the Security Agreement and (ii) upon the taking of possession or control by the Administrative Agent (or its designee) of the Collateral described therein with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Security Agreement), such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except (a) in the case of Liens permitted by Section 6.02(b) or (d), to the extent any such Lien would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement, and (b) in the case of Liens perfected only by possession (including possession of any certificate of title), to the extent the Administrative Agent (or its designee) has not obtained or does not maintain possession of such Collateral.

Section 3.16            Employment Matters. Except as would not reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate, (a) as of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the Knowledge of any Loan Party, threatened, (b) the hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of any applicable Federal, state, local or foreign law dealing with such matters, including, with respect to Domestic Subsidiaries, the Fair Labor Standards Act and (c) all payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary.

Section 3.17            Federal Reserve Regulations. No part of the proceeds of any Loan or Letter of Credit has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulation T, Regulation U and Regulation X.

Section 3.18            Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.08.

Section 3.19            No Burdensome Restrictions. No Loan Party is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.10.

Section 3.20            Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and directors and, to the Knowledge of such Loan Party, its employees and agents, are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person, and are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Loan Party, any Subsidiary or, to the Knowledge of any such Loan Party or Subsidiary, any of their respective directors, officers or employees, or (b) to the Knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

Section 3.21            Affiliate Transactions. Except as set forth on Schedule 3.21, as of the date of this Agreement, there are no existing agreements, arrangements or transactions that would not be permitted by Section 6.09 (other than clause (h) thereof) between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, holders of other Equity Interests or Affiliates (other than Subsidiaries) of any Loan Party or, to the Knowledge of such Loan Party, any members of their respective immediate families.

Section 3.22            Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties as a whole and (b) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.

Section 3.23            Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

Section 3.24            Plan Assets; Prohibited Transactions. No Loan Party or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and, assuming that no portion of the Loan is funded or held with plan assets, neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Article IV

CONDITIONS

Section 4.01            Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)            Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto a counterpart of this Agreement signed on behalf of such party (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), (ii) either (A) a counterpart of each other Loan Document signed on behalf of each party thereto or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document and (iii) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to each such requesting Lender and its registered assigns and a written opinion of the Loan Parties’ counsel (which may include the general counsel or other in-house counsel of the Borrower reasonably acceptable to the Administrative Agent), addressed to the Administrative Agent, the Issuing Banks and the Lenders, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b)            Financial Statements and Projections. The Administrative Agent and the Lenders shall have received (i) (A) audited consolidated balance sheets of Parent for the two most recently completed fiscal years ended at least 90 days before the Effective Date, and related audited consolidated statements of operations, stockholders’ equity and cash flows of Parent for the two most recently completed fiscal years ended at least 90 days before the Effective Date, (B) unaudited interim consolidated balance sheets and related statements of operations and cash flows of Parent for any subsequent interim fiscal quarter ended at least 45 days prior to the Effective Date, and for the comparable period of the prior fiscal year (provided that (x) the public filing with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, of any of the foregoing financial statements, will satisfy the requirements under this subclause (i) and (y) to the extent different from and not set forth in the information provided pursuant to this subclause (i), the Administrative Agent and the Lenders shall have also received consolidating financial information prepared by the Borrower as a schedule to the consolidated financial statements, showing any adjustments to the consolidated financial statements which are necessary to demonstrate the financial condition and results of operations of the Borrower and its consolidated Subsidiaries), (ii) (A) audited consolidated balance sheets of the Target for the two most recently completed fiscal years ended at least 90 days before the Effective Date, and related audited consolidated statements of operations, stockholders’ equity and cash flows of the Target for the two most recently completed fiscal years ended at least 90 days before the Effective Date and (B) unaudited interim consolidated balance sheets and related statements of operations and cash flows of the Target for any subsequent interim fiscal quarter ended at least 45 days prior to the Effective Date, and for the comparable period of the prior fiscal year (the financial statements described in clauses (i) and (ii) of this Section 4.01(b), collectively, the “Specified Financial Statements”) and (iii) reasonably satisfactory pro forma quarterly projections after giving effect to the Effective Date Transactions for the Borrower’s and its Subsidiaries fiscal year ending December 31, 2023, and annual projections for each of the Borrower’s and its Subsidiaries fiscal years thereafter, through and including the Borrower’s and its Subsidiaries fiscal year ending December 31, 2026.

(c)            Officer’s Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated as of the Effective Date and executed by its Secretary or Assistant Secretary (or other officer of such Loan Party reasonably satisfactory to the Administrative Agent), which shall (A) certify the resolutions of its board of directors, board of managers, members or other governing body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of the Borrower, at least one of its Financial Officers, and (C) contain, as attachments, the certificate or articles of incorporation or organization of such Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, or other organizational or governing documents, and (ii) a good standing certificate, as of a recent date, for such Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for such Loan Party from the appropriate governmental officer in such jurisdiction.

(d)            Closing Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Borrower and each other Loan Party, dated as of the Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in the Loan Documents are true and correct in all material respects (except with respect to any representation and warranty qualified as to materiality, in which case that such representation and warranty is true and correct) as of such date (except to the extent that such representation and warranty relates to an earlier date, in which case that such representation and warranty is true and correct in all material respects (except with respect to any representation and warranty qualified as to materiality, in which case that such representation and warranty is true and correct) as of such earlier date), (iii) stating that Availability for the Borrower is equal to or greater than $40,000,000 after giving effect to all Borrowings to be made on the Effective Date and the use of proceeds thereof, the issuance of any Letters of Credit on the Effective Date, the consummation of the Transactions to occur on the Effective Date and the payment of all fees and expenses then due hereunder, (iv) attaching a true, correct and complete copy of the Equity Assignment and Assumption Agreement, and (v) certifying as to any other factual matters as may be reasonably requested by the Administrative Agent.

(e)            Fees. The Lenders, the Left Lead Arranger and the Administrative Agent shall have received (i) all fees required to be paid on the Effective Date (including fees payable pursuant to any Fee Letter) and (ii) all expenses to the extent they would be required to be reimbursed pursuant to Section 9.03 if this Agreement were then effective for which invoices have been presented to the Borrower at least three (3) Business Days prior to the Effective Date (including the reasonable and documented out-of-pocket fees and expenses of legal counsel). All such amounts may be paid with proceeds of Loans made on the Effective Date, in which case they will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date.

(f)            Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each jurisdiction where the Loan Parties are organized and where the assets constituting a material portion of the Collateral are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.

(g)            Pay-Off Letter. The Administrative Agent shall have received satisfactory pay-off letters for all existing Indebtedness required to be repaid from the proceeds of the initial Borrowing, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment.

(h)            Funding Account. The Administrative Agent shall have received a notice setting forth the deposit account of the Borrower (the “Funding Account”) to which the Administrative Agent is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(i)            Collateral Access Agreements. The Administrative Agent shall have received each Collateral Access Agreement required to be provided pursuant to Section 4.13 of the Security Agreement.

(j)            Solvency. The Administrative Agent shall have received a solvency certificate of the Borrower signed by a Financial Officer dated as of the Effective Date.

(k)            Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of January 31, 2023 with customary supporting schedules and documentation; provided that the calculation of the Borrowing Base set forth in such Borrowing Base Certificate shall include, without limitation, the Accounts and Inventory of each Initial Joinder Entity that will constitute Eligible Accounts, Eligible Inventory and Eligible Raw Materials after the Initial Joinder; provided further that with respect to the assets of each Initial Joinder Entity, the Borrower will be permitted to rely on the most recent appraisal of such assets delivered to the Left Lead Arranger prior to the Effective Date in preparing such Borrowing Base Certificate and thereafter until the first field examination and Inventory appraisal, as applicable, have been delivered to the Administrative Agent pursuant to this Agreement.

(l)            Closing Availability. On the Effective Date, after giving effect to all Borrowings to be made on the Effective Date and the use of proceeds thereof, the issuance of any Letters of Credit on the Effective Date, the consummation of the Transactions to occur on the Effective Date and the payment of all fees and expenses then due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, Availability shall not be less than $40,000,000.

(m)            Pledged Equity Interests; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates (if any) representing the Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power or membership power, as applicable, for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) to the extent required pursuant to the Security Agreement, each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(n)            Filings, Registrations and Recordings. Subject to Section 5.15, each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall have been delivered to the Administrative Agent and be in proper form for filing, registration or recordation.

(o)            Appraisal; Field Examination.

(i)            The Administrative Agent shall have received appraisals of the Collateral constituting Inventory and Equipment of the Loan Parties (including, after giving effect to the Initial Joinder, the Initial Joinder Entities) from one or more firms engaged directly by the Administrative Agent who shall have no direct or indirect interest, financial or otherwise, in the property being appraised, the Effective Date Acquisition or the Transactions, which appraisals shall be satisfactory to the Administrative Agent in its sole discretion.

(ii)            The Administrative Agent or its designee shall have conducted a field examination of the Loan Parties’ (including, after giving effect to the Initial Joinder, the Initial Joinder Entities’) books and records, the results of which shall be satisfactory to the Administrative Agent in its sole discretion.

(p)            Effective Date Acquisition.

(i)            The Administrative Agent shall have received true, correct and complete copies of all material documents for the Effective Date Acquisition, including the Effective Date Acquisition Agreement, and all final exhibits, schedules, annexes or other attachments thereto, any amendment, restatement, supplement or other modification of any of the foregoing and any material side letters related to the Effective Date Acquisition Agreement. The Effective Date Acquisition Agreement and related documentation shall be in form and substance reasonably satisfactory to the Administrative Agent.

(ii)            The Effective Date Acquisition shall have been, or shall substantially concurrently be, consummated in all material respects in accordance with the terms of the Effective Date Acquisition Agreement.

(q)            Insurance. Subject to Section 5.15(f), the Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.10 hereof and Section 4.12 of the Security Agreement.

(r)            Letter of Credit Application. If a Letter of Credit is requested to be issued on the Effective Date, the Administrative Agent shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable). The Borrower shall have executed the Issuing Bank’s master agreement for the issuance of commercial Letters of Credit, if applicable.

(s)            Tax Withholding. The Administrative Agent shall have received a copy of the appropriate IRS Form W-8 or W-9, as applicable, for each Loan Party, in each case, properly completed and signed.

(t)            Corporate Structure. The corporate structure, capital structure and other debt instruments, material accounts and governing documents of the Borrower and its Affiliates shall be acceptable to the Administrative Agent in its sole discretion.

(u)            Legal Due Diligence. The Administrative Agent and its counsel shall have completed all legal due diligence related to the Loan Parties, their respective Subsidiaries and the Transactions, the results of which shall be satisfactory to Administrative Agent in its sole discretion.

(v)            USA PATRIOT Act, Etc. (i) The Administrative Agent and the Lenders shall have received all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing of the Borrower at least five (5) Business Days prior to the Effective Date, and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Administrative Agent and any Lender that has requested a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(w)            Government and Third Party Consents and Approvals. The Administrative Agent shall have received evidence that all consents and approvals, if any, required to be obtained from any Governmental Authority or other Person in connection with the Transactions (including member and shareholder approvals) have been obtained on satisfactory terms and are in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Effective Date Acquisition or the financing thereof or the Transactions.

(x)            Material Adverse Effect. No event shall have occurred since December 31, 2021 and no condition shall exist which has had or would be reasonably expected to have a Material Adverse Effect.

(y)            Borrower Assumption. The Borrower shall have assumed all obligations and indebtedness of Cactus Wellhead under the Existing Credit Agreement and the other “Loan Documents” (as defined in the Existing Credit Agreement) pursuant to that certain Assumption, Ratification and Confirmation Agreement of even date herewith, executed by the Borrower and Cactus Wellhead in favor of the administrative agent and the lenders under the Existing Credit Agreement.

(z)            Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, any Issuing Bank, any Lender or their respective counsel may have reasonably requested at least two (2) Business Days prior to the Effective Date (or such shorter period as the Borrower may reasonably agree).

Without limiting the generality of the provisions of Article VIII, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 4.01 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. All documents executed or submitted pursuant to this Section 4.01 by and on behalf of the Loan Parties shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel. The Administrative Agent shall notify the Borrower, the Lenders and the Issuing Banks of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 2:00 p.m., Houston, Texas time, on March 15, 2023 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Upon the satisfaction of the conditions precedent set forth in this Section 4.01 on the Effective Date, (a) each Lender who holds Revolving Loans in an aggregate amount less than its Applicable Percentage (after giving effect to this amendment and restatement) of all Revolving Loans shall advance new Revolving Loans which shall be disbursed to the Administrative Agent and used to repay Revolving Loans outstanding to each Lender who holds Revolving Loans in an aggregate amount greater than its Applicable Percentage (after giving effect to this amendment and restatement) of all Revolving Loans, (b) each Lender’s participation in each Letter of Credit, if any, shall be automatically adjusted to equal its Applicable Percentage (after giving effect to this amendment and restatement) of the aggregate amount available to be drawn under such Letter of Credit, (c) such other adjustments shall be made as the Administrative Agent shall specify so that the Revolving Exposure applicable to each Lender equals its Applicable Percentage (after giving effect to this amendment and restatement) of the Aggregate Revolving Exposure and (d) upon request by each applicable Lender, the Borrower shall be required to make any break funding payments owing to such Lender that are required under Section 2.16 of the Existing Credit Agreement as a result of the reallocation of the Revolving Loans and the other adjustments described in this paragraph.

Section 4.02            Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)            The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

(b)            At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, (i) no Default or Event of Default shall have occurred and be continuing, and (ii) no Protective Advance shall be outstanding (unless all or a portion of the proceeds of such Borrowing is contemporaneously used to pay any such Protective Advance in full).

(c)            Immediately after giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, Availability shall not be less than zero.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), and (c) of this Section.

Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, but shall have no obligation to, issue, amend, renew or extend, or cause to be issued, amended, renewed or extended, any Letter of Credit for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans or issuing, amending, renewing or extending, or causing the issuance, amendment, renewal or extension of, any such Letter of Credit is in the best interests of the Lenders.

Article V

AFFIRMATIVE COVENANTS

Until all of the Secured Obligations have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

Section 5.01            Financial Statements; Borrowing Base and Other Information. The Borrower will furnish, or will cause to be furnished, to the Administrative Agent:

(a)            within ninety (90) days after the end of each fiscal year of the Borrower, (i) Parent’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or any other independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit), and (ii) to the extent different from and not set forth in the information provided pursuant to the foregoing clause (i), consolidating financial information prepared by the Borrower as a schedule to the audited consolidated financial statements, showing any adjustments to the audited consolidated financial statements which are necessary to demonstrate the financial condition and results of operations of the Borrower and its consolidated Subsidiaries, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants;

(b)            within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, (i) Parent’s unaudited consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter (other than with respect to statements of cash flows) and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, and (ii) to the extent different from and not set forth in the information provided pursuant to the foregoing clause (i), consolidating financial information prepared by the Borrower as a schedule to the consolidated financial statements, showing any adjustments to the consolidated financial statements which are necessary to demonstrate the financial condition and results of operations of the Borrower and its consolidated Subsidiaries, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)            [reserved];

(d)            concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate (i) certifying that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and is continuing, and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12, regardless of whether such calculations are required to be tested as set forth in Section 6.12 and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements most recently delivered pursuant to clause (a) above and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)            within sixty (60) days after the end of each fiscal year of the Parent, but in any event no more than thirty (30) days prior to the end of the previous fiscal year of the Parent, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement) of the Borrower for each fiscal quarter of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(f)            as soon as available but in any event within twenty-five (25) days of the end of each calendar month, and at such other times as may be necessary to re-determine Availability in the Permitted Discretion of the Administrative Agent, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith (including, in respect of any Borrowing Base Certificate delivered for a calendar month which is also the end of any fiscal quarter of the Borrower, as applicable, a calculation of Average Quarterly Availability for such fiscal quarter then ended and an indication of what the Applicable Rate is as a result of such Average Quarterly Availability), together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request; provided that, at any time an Accelerated Borrowing Base Delivery Period exists, a Borrowing Base Certificate shall be delivered weekly within three (3) Business Days after the end of each calendar week;

(g)            as soon as available but in any event within twenty-five (25) days of the end of each calendar month or together with any Borrowing Base Certificate delivered pursuant to Section 5.01(f), as of the period then ended, all delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent (and not, for the avoidance of doubt, in an Adobe (.pdf) file):

(i)            a detailed aging of the Loan Parties’ Accounts, including all invoices aged by invoice date, prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;

(ii)            a schedule detailing the Loan Parties’ Inventory, in form reasonably satisfactory to the Administrative Agent, by location (showing Inventory in transit and any Inventory located with a third party under any consignment, bailee arrangement or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a weighted average basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower are deemed by the Administrative Agent to be appropriate; and

(iii)            a worksheet of calculations prepared by the Borrower to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;

provided, that at any time an Accelerated Borrowing Base Delivery Period exists, the Administrative Agent, in its sole discretion, may require delivery of the information required by this clause (g) weekly within three (3) Business Days after the end of each calendar week;

(h)            as soon as available but in any event within twenty-five (25) days of the end of each calendar month or together with any Borrowing Base Certificate delivered pursuant to Section 5.01(f), as of the period then ended, an aging of the Borrower’s accounts payable, delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent (and not, for the avoidance of doubt, in an Adobe (.pdf) file); provided, that at any time an Accelerated Borrowing Base Delivery Period exists, the Administrative Agent, in its sole discretion, may require delivery of the information required by this clause (h) weekly within three (3) Business Days after the end of each calendar week;

(i)            promptly upon the Administrative Agent’s request:

(i)            copies of invoices issued by the Loan Parties in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii)            copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory purchased by any Loan Party;

(iii)            a schedule detailing the balance of all intercompany accounts of the Loan Parties; and

(iv)            an updated customer list for the Loan Parties in respect of Account Debtors for Eligible Accounts, which list shall be in form reasonably satisfactory to the Administrative Agent and delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent and certified as true and correct by a Financial Officer of the Borrower;

(j)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Parent, any Loan Party or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, if applicable, or distributed by such Person to its shareholders generally, as the case may be;

(k)            promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(l)            promptly following any request therefor, (i) such other information regarding the operations, material changes in ownership of Equity Interests, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and Beneficial Ownership Regulation.

Documents required to be delivered pursuant to clauses (a), (b) and (j) of this Section 5.01 and Section 5.02(f) may (but shall not be required to) be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) Parent (or any applicable Loan Party or Subsidiary) posts such documents, or provides a link thereto on its website on the Internet to which the Administrative Agent and each Lender has access (located at http://www.cactuswellhead.com) or (ii) such documents are posted on the Internet website of the SEC (http://www.sec.gov); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent if the Administrative Agent or any Lender requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or through Electronic Systems) of the posting of any such documents and provide to the Administrative Agent through Electronic Systems electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents to it and maintaining its copies of such documents.

Section 5.02            Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt (but in any event within any time period that may be specified below) written notice of the following:

(a)            the occurrence of any Default;

(b)            receipt of any written notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened in writing against any Loan Party or any Subsidiary that (i) seeks damages in excess of $10,000,000 and to the extent the Loan Parties reasonably expect that it will not be covered by independent third-party insurance as to which the insurer is rated at least A- by A.M. Best Company, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party or any Subsidiary, (v) alleges the violation of, or seeks to impose remedies under, any Environmental Law or related Requirement of Law, or seeks to impose Environmental Liability, (vi)  asserts liability on the part of any Loan Party or any Subsidiary in excess of $7,500,000 in respect of any tax, fee, assessment, or other governmental charge, or (vii) involves any recall of a product manufactured or sold by a Loan Party;

(c)            any Lien (other than Liens permitted by Section 6.02) or claim made or asserted against any of the Collateral;

(d)            any loss, damage, or destruction to the Collateral, individually or in the aggregate, in the amount of $7,500,000 or more, whether or not covered by insurance;

(e)            within two (2) Business Days of receipt thereof, any and all default notices received by any Loan Party or any Subsidiary under or with respect to any leased location or public warehouse where Collateral with a value, individually or in the aggregate, in excess of $7,500,000 is located;

(f)            all material amendments to or terminations of any Material Indebtedness, if any, together with a copy of each such amendment or termination;

(g)            any casualty or other insured damage to any portion of the Collateral or commencement of any action or proceeding for the taking of any portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding, in each case, in an amount, individually or in the aggregate, in excess of $7,500,000;

(h)            the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding $7,500,000;

(i)            any other development that results, or would reasonably be expected to result, in a Material Adverse Effect; and

(j)            any Financial Officer obtaining actual knowledge of any change in the information provided in the Beneficial Ownership Certification (if any) delivered to a Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section 5.02 (except for clause (f) of this Section 5.02) shall (i) be in writing and (ii) be accompanied by a statement of a Financial Officer of the Borrower or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto as of the time of such notice.

Section 5.03            Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03, and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

Section 5.04            Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all (x) Taxes, (y) Material Indebtedness and (z) all other liabilities and obligations that would result in liabilities, in an aggregate amount under this clause (z), exceeding $2,500,000, in each case for the preceding clauses (x), (y) and (z), before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect; provided, however, that each Loan Party will, and will cause each Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

Section 5.05            Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 5.06            Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers, agents, field examiners and appraisers retained by the Administrative Agent), upon reasonable prior written notice, to visit and inspect during normal business hours its properties, to conduct during normal business hours at such Loan Party’s premises field examinations of such Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The applicable Loan Party shall have the right to accompany any such representative designated by the Administrative Agent during any such inspection. Each Loan Party acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to such Loan Party’s assets for internal use by the Administrative Agent and the Lenders. If no Event of Default has occurred and is continuing, the Administrative Agent may only conduct, and the Loan Parties shall be responsible for the costs and expenses of, one (1) field examination during any twelve (12)-month period, provided, that one (1) additional field examination (for the total of two (2) such field examinations during any twelve (12)-month period) may be conducted at any time after Availability falls below the greater of (i) $30,000,000 and (ii) 15% of the Aggregate Revolving Commitment; provided, further, that there shall be no limitation on the number or frequency of field examinations conducted while an Event of Default has occurred and is continuing and the Loan Parties shall be responsible for the costs and expenses of any field examinations conducted while an Event of Default has occurred and is continuing.

Section 5.07            Compliance with Laws and Material Contractual Obligations. Each Loan Party will, and will cause each Subsidiary to, (i) comply in all material respects with each Requirement of Law applicable to it or its property (including without limitation Environmental Laws, Anti-Corruption Laws and Sanctions) and (ii) perform in all material respects its obligations under material agreements to which it is a party, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.08            Use of Proceeds.

(a)            On the Effective Date, the proceeds of the Loans and the Letters of Credit will be used only to (i) finance the Effective Date Acquisition and related transaction fees and expense, (ii) refinance existing Indebtedness of the Loan Parties, and (iii) finance expenses incurred in connection with the Transactions. After the Effective Date, the proceeds of the Revolving Loans and the Letters of Credit will be used only for the working capital needs, capital expenditures and other general corporate purposes of the Loan Parties and their Subsidiaries in the ordinary course of business, including, without limitation, to finance Permitted Acquisitions and expenses incurred in connection therewith. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulation T, Regulation U and Regulation X.

(b)            The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent that such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or the European Union, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.09            [Reserved].

Section 5.10            Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including, without limitation: loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents; provided, that, to the extent any real property is included in the Collateral, the applicable Loan Party shall maintain flood insurance on such real property as required by the Flood Laws or as otherwise satisfactory to all Lenders. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

Section 5.11            [Reserved].

Section 5.12            Appraisals. At any time that the Administrative Agent requests, the Borrower will, and will cause each Subsidiary to, provide the Administrative Agent with appraisals or updates thereof of its Inventory, Equipment and fee-owned real estate from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by any applicable Requirement of Law; provided that, excluding the appraisals of the Collateral constituting Equipment required by Section 4.01(o), unless an Event of Default has occurred and is continuing, the Loan Parties shall not be responsible for the cost and expense of any Equipment or fee-owned real estate appraisals. If no Event of Default has occurred and is continuing, the Administrative Agent may conduct, and the Loan Parties shall be responsible for the costs and expenses of, one (1) Inventory appraisal during any twelve (12)-month period, provided, that, notwithstanding the foregoing, (x) the Loan Parties shall not be responsible for the costs and expenses of any such Inventory appraisal conducted while the aggregate amount of Revolving Loans is zero (other than, to the extent applicable, the Inventory appraisal required by Section 4.01(o)) (provided, further, that on any date that the aggregate amount of Revolving Loans is greater than zero, the Loan Parties shall, at the request of the Administrative Agent, either (A) reimburse the Administrative Agent for the costs and expenses of any such Inventory appraisal conducted in the ninety (90) day period immediately prior to such date or (B) permit the Administrative Agent to conduct one (1) Inventory appraisal, at the cost and expense of the Loan Parties, during such twelve (12)-month period and the Loan Parties will cause or permit such appraisal to be commenced within ninety (90) days after such date (or such later date as the Administrative Agent may agree in its sole discretion)) and (y) one (1) additional Inventory appraisal may be conducted at any time after Availability falls below the greater of (i) $30,000,000 and (ii) 15% of the Aggregate Revolving Commitment; provided, however, that during any twelve (12)-month period, the Loan Parties shall not be responsible for the costs and expenses of more than two (2) Inventory appraisals that are commenced while no Event of Default has occurred and is continuing. Additionally, there shall be no limitation on the number or frequency of Inventory, Equipment and fee-owned real estate appraisals conducted while an Event of Default has occurred and is continuing and the Loan Parties shall be responsible for the costs and expenses of any Inventory, Equipment and fee-owned real estate appraisals commenced while an Event of Default has occurred and is continuing.

Section 5.13            Depository Bank. The Borrower and each Subsidiary will maintain the Administrative Agent as its principal treasury and depository bank in the United States, including for the maintenance of operating, administrative, cash management, collection activity and other deposit accounts for the conduct of its business. For the avoidance of doubt, nothing herein shall prohibit the Borrower or its Subsidiaries from maintaining any Excluded Account with a depository bank other than the Administrative Agent.

Section 5.14            Additional Collateral; Further Assurances.

(a)            Subject to any applicable Requirement of Law, each Loan Party will cause each Significant Domestic Subsidiary (other than any Excluded Domestic Subsidiary) and, to the extent no adverse tax consequences would result to the Parent or any of its subsidiaries as a result thereof (in the reasonable determination in good faith of the Borrower, in consultation with the Administrative Agent) each Significant Foreign Subsidiary (other than any CFC or any Subsidiary of a CFC), in each case, formed or acquired after the date of this Agreement to become a Loan Party by executing a Joinder Agreement within thirty (30) days of such formation or acquisition (or such longer period of time that the Administrative Agent may permit in its sole discretion). Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, in any property of such Loan Party which constitutes Collateral.

(b)            Subject to clause (ii) below, each Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Significant Domestic Subsidiaries (other than any Excluded Domestic Subsidiary) and Significant Foreign Subsidiaries (other than any CFC or any Subsidiary of a CFC) and (ii) 65% (or such greater percentage that (1) would not reasonably be expected to cause the undistributed earnings of any CFC as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such CFC’s U.S. parent and (2) would not reasonably be expected to cause any adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Significant Domestic Subsidiary that is a FSHCO and each Significant Foreign Subsidiary that is a CFC to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, pursuant to the terms and conditions of the Loan Documents or other Collateral Documents as the Administrative Agent shall reasonably request.

(c)            Notwithstanding the foregoing clauses of this Section 5.14, if as of the last day of any fiscal quarter of the Borrower, (i) the aggregate Total Assets (without duplication) of (A) all Domestic Subsidiaries (other than any Excluded Domestic Subsidiary) and all Foreign Subsidiaries (other than any CFC or any Subsidiary of a CFC), in each case, which are not Loan Parties or whose Equity Interests are not subject to a first priority, perfected Lien in favor of the Administrative Agent in accordance with Section 5.14(b) and (B) all FSHCOs and First-Tier Foreign Subsidiaries that are CFCs, in each case, whose Equity Interests are not subject to a first priority, perfected Lien in favor of the Administrative Agent in accordance with and subject to the limits in Section 5.14(b) (collectively, the “Excluded Subsidiaries”) (when combined with the assets of their respective subsidiaries, after eliminating intercompany obligations) are equal to or greater than 5% of the Total Assets of the Borrower and its Subsidiaries on such date or (ii) the aggregate EBITDA of all Excluded Subsidiaries (determined as if references to “Parent and its subsidiaries” in the definitions of “EBITDA”, “Interest Expense” and “Net Income” were references to “each such Excluded Subsidiary and its subsidiaries”) is equal to or greater than 5% of EBITDA (determined as if references to “Parent and its subsidiaries” in the definitions of “EBITDA”, “Interest Expense” and “Net Income” were references to “the Borrower and its Subsidiaries”), then the Borrower shall, no later than ten (10) Business Days (or, in the case of Foreign Subsidiaries, thirty (30) days), after the date on which financial statements for such fiscal quarter are required to be delivered pursuant to Section 5.01(b) (in each case, or such longer period of time as the Administrative Agent may agree in its sole discretion) cause (x) additional Subsidiaries to become Loan Guarantors in accordance with Section 5.14(a) and/or (y) the Equity Interests in additional Subsidiaries (any such Subsidiary, an “Additional Pledged Subsidiary”) to become subject to a first priority, perfected Lien in favor of the Administrative Agent in accordance with and subject to the limits in Section 5.14(b), to the extent necessary for the aggregate Total Assets of the Excluded Subsidiaries to account for less than 5% of the Total Assets of the Borrower and its Subsidiaries and the aggregate EBITDA of the Excluded Subsidiaries to account for less than 5% of aggregate EBITDA of the Borrower and its Subsidiaries; provided that (A) EBITDA for all purposes under this Section 5.14(c) shall be calculated for the most recently ended period of four (4) consecutive fiscal quarters of the Borrower and (B) in no event shall (x) any Equity Interests of any Excluded Domestic Subsidiary, CFC or any Subsidiary of a CFC be required to be pledged pursuant to this clause (c) to the extent an adverse tax consequence would reasonably be expected to result as a result thereof to any Loan Party or any Subsidiary (in the reasonable determination in good faith of the Borrower, in consultation with the Administrative Agent) and (y) any Excluded Domestic Subsidiary or Foreign Subsidiary be required to become a Loan Party pursuant to this clause (c) to the extent an adverse tax consequence would reasonably be expected to result as a result thereof to the Parent or any of its subsidiaries (in the reasonable determination in good faith of the Borrower, in consultation with the Administrative Agent).

(d)            Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties, and to the extent any real property is included in the Collateral, such other documents as the Administrative Agent may reasonably request on behalf of any Lender that is a regulated financial institution or any affiliate of such a Lender (each, a “Regulated Lender Entity”), in each case, to the extent such other documents are required for compliance by such Regulated Lender Entity with applicable law with respect to flood insurance diligence, documentation and coverage under the Flood Disaster Protection Act of 1973, as amended (such other documents, collectively, the “Flood Deliverables”). Prior to signing by the Loan Parties of any mortgage or deed of trust to secure the Secured Obligations, the applicable Loan Parties and the Administrative Agent shall have provided each Regulated Lender Entity requesting the same a copy of the life of loan flood zone determination relative to the property to be subject to such mortgage or deed of trust delivered to the Administrative Agent and copies of the Flood Deliverables and shall have received confirmation from each Regulated Lender Entity that flood insurance due diligence and flood insurance compliance has been completed by such Regulated Lender Entity (such confirmation not to be unreasonably withheld, conditioned or delayed, and shall be delivered promptly upon such completion by the applicable Regulated Lender Entity); provided that, notwithstanding anything to the contrary in this Agreement or any other Loan Document (including Section 5.15(a)(i)), so long as the Loan Parties have complied with their obligations under this Section 5.14(d), no Loan Party shall be obligated to deliver any Mortgage prior to the date that is five (5) Business Days after the date the Administrative Agent provides notice to the Borrower that such Mortgage is permitted pursuant to this Section 5.14(d). In addition to the foregoing, and notwithstanding anything to the contrary in this Agreement, in connection with any MIRE Event, the applicable Loan Parties and the Administrative Agent shall have provided the Flood Deliverables relative to any real property subject to a Mortgage hereunder at such time to the applicable Regulated Lender Entity requesting the same and the Administrative Agent shall have received confirmation from each applicable Regulated Lender Entity that flood insurance due diligence and flood insurance compliance has been completed by such Regulated Lender Entity (such confirmation not to be unreasonably withheld, conditioned or delayed, and shall be delivered promptly upon such completion by the applicable Regulated Lender Entity).

(e)            If any material assets (excluding any Excluded Assets) are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien under the Security Agreement upon acquisition thereof), the Borrower will (i) notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, and cause each applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

(f)            Notwithstanding the foregoing clauses of this Section 5.14, if (i) the Borrower or any Subsidiary incurs Permitted Acquisition Debt which Permitted Acquisition Debt is secured by Excluded Assets or (ii) the Term Loan Facility is paid in full in cash, the Administrative Agent and the Lenders hereby agree to release any Liens in their favor on such Excluded Assets (if any), upon the written request of the Borrower or the applicable Subsidiary, subject to the terms and conditions of Section 9.02(c)(A).

Section 5.15            Post-Closing Obligations.

(a)            Within sixty (60) days after the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Administrative Agent shall have received, with respect to each parcel of real property which is required to be subject to a Lien in favor of the Administrative Agent, each of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i)            a Mortgage on such real property, which, in the Administrative Agent’s judgment, is in recordable form to create a valid and enforceable first priority Lien in favor of the Administrative Agent for the benefit of itself, the Lenders and the other Secured Parties (provided that, for the avoidance of doubt, the Loan Parties are required to comply with Section 5.14(d) prior to signing any such Mortgage);

(ii)            an opinion of counsel in the state in which such parcel of real property is located in form and substance and from counsel reasonably satisfactory to the Administrative Agent; and

(iii)            if any such parcel of real property is determined by the Administrative Agent to be in a “Special Flood Hazard Area” as designated on maps prepared by the Federal Emergency Management Agency, a flood notification form signed by the Borrower and evidence that flood insurance is in place for the building and contents, all in form, substance and amount satisfactory to the Administrative Agent and each Lender.

(b)            Within sixty (60) days after the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Administrative Agent shall have received a Control Agreement for each Deposit Account, Securities Account and Commodity Account (in each case other than any Excluded Account) of the Loan Parties (including, after giving effect to the Initial Joinder, each Initial Joinder Entity) existing on the Effective Date or the date of the Initial Joinder, as applicable, for which a Control Agreement has not been delivered as of the Effective Date or the date of the Initial Joinder, as applicable, or evidence reasonably satisfactory to the Administrative Agent that such Deposit Account, Securities Account or Commodity Account has been closed and the remaining balance thereof, if any, has been transferred to an account held with JPMCB that is subject to a Control Agreement.

(c)            Within two (2) Business Days after the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Equity Interests in FlexSteel Holdings Inc., a Delaware corporation (or its successor limited liability company), and its subsidiaries shall be contributed to the Borrower on the terms set forth in the Equity Assignment and Assumption Agreement (or on such other terms that are satisfactory to the Administrative Agent) (such contribution, the “Effective Date Contribution”).

(d)            Within two (2) Business Days after the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Administrative Agent shall have received (i) a Joinder Agreement executed by each Initial Joinder Entity, (ii) a “Security Agreement Supplement” (as defined in the Security Agreement) executed by each Initial Joinder Entity, (iii) a certificate of each Initial Joinder Entity, dated as of the date of delivery and executed by its Secretary or Assistant Secretary (or other officer of such Initial Joinder Entity reasonably satisfactory to the Administrative Agent), which shall (A) certify the resolutions of its board of directors, board of managers, members or other governing body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Initial Joinder Entity authorized to sign the Loan Documents to which it is a party and (C) contain, as attachments, a true and correct copy of the by-laws or operating, management or partnership agreement, or other organizational or governing documents of such Initial Joinder Entity, and (iv) a good standing certificate, as of a recent date, for each Initial Joinder Entity from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for such Initial Joinder Entity from the appropriate governmental officer in such jurisdiction (the receipt by the Administrative Agent of all documents and/or agreements required by this clause (d) is referred to herein as the “Initial Joinder”).

(e)            Within ten (10) Business Days after the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Administrative Agent shall have received (i) a written opinion of each Initial Joinder Entity’s counsel (addressed to the Administrative Agent, the Issuing Banks and the Lenders) in form and substance reasonably satisfactory to the Administrative Agent and its counsel, and the parties agree that such written opinions shall be consistent in scope with the written opinion delivered pursuant to Section 4.01(a), and (ii) a certificate of each Initial Joinder Entity, dated as of the date of delivery and executed by its Secretary or Assistant Secretary (or other officer of such Initial Joinder Entity reasonably satisfactory to the Administrative Agent), which shall contain, as attachments, the certificate or articles of incorporation or organization of such Initial Joinder Entity certified by the relevant authority of the jurisdiction of organization of such Initial Joinder Entity.

(f)            Within two (2) Business Days after the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Administrative Agent shall have received certificates of insurance coverage, in form, scope and substance reasonably satisfactory to the Administrative Agent, evidencing that each Loan Party (including each Initial Joinder Entity) is carrying insurance in accordance with Section 5.10 hereof and Section 4.12 of the Security Agreement.

(g)            The Borrower’s failure to comply with any requirement of this Section 5.15 on or before the dates specified in this Section 5.15 shall constitute an immediate Event of Default.

Article VI

NEGATIVE COVENANTS

Until all of the Secured Obligations have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

Section 6.01            Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)            the Secured Obligations;

(b)            Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (f) hereof;

(c)            Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any other Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d)            Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, provided that (i) the Indebtedness so guaranteed is permitted by this Section 6.01, (ii) Guarantees by the Borrower or any other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations on the same terms as the Indebtedness so guaranteed is subordinated to the Secured Obligations;

(e)            Indebtedness (whether incurred under an indenture, loan agreement, credit agreement, bridge loan, 364-day facility or otherwise) of the Borrower or any Subsidiary either (x) on terms reasonably acceptable to the Administrative Agent (such acceptance to be deemed received if the Administrative Agent or an Affiliate thereof is an agent, arranger or lender under or in respect of such Indebtedness) or (y) except for interest rates, fees, funding discounts, original issue discount and prepayment premiums, on terms not materially more restrictive to the Borrower and its Subsidiaries, when taken as a whole, than the terms of this Agreement, unless (1) such terms are also added for the benefit of the Lenders hereunder, without the consent of the Administrative Agent or any Lender, or (2) such terms only apply after the Revolving Credit Maturity Date, in each case, incurred to finance an Acquisition with a purchase price greater than or equal to $50,000,000, and any Indebtedness assumed in connection with such Acquisition, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) below; provided that (i) such Indebtedness is incurred prior to or within one hundred twenty (120) days after such Acquisition, (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) together with any Refinance Indebtedness in respect thereof permitted by clause (f) below, does not exceed at any time outstanding the greater of (A) $350,000,000 and (B) an amount equal to 250% of EBITDA for the most recently ended four (4) fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01, calculated on a pro forma basis after giving effect to such Acquisition and the incurrence or assumption of such Indebtedness, (iii) if any such Indebtedness is secured, (A) such Indebtedness is only secured by Liens permitted under Section 6.02(d), (B) such Indebtedness is not secured by a first-priority Lien on the Collateral constituting Accounts, Inventory and related assets (including, for the avoidance of doubt, any Deposit Account, Securities Account or Commodity Account (each as defined in the Security Agreement)) or the proceeds thereof, (C) if such Indebtedness is secured by a Lien on the Collateral, such Lien is subject to a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower (each, an “Intercreditor Agreement”) and (D) the Administrative Agent has received all documentation required to be delivered in connection therewith under Section 6.02(d)(ii), as applicable and (iv) the final maturity date of such Indebtedness shall be no earlier (but may be later) than one hundred eighty (180) days after the Revolving Credit Maturity Date (such Indebtedness being referred to herein as the “Permitted Acquisition Debt”);

(f)            Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (b), (e) and (h) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount of the Original Indebtedness (except in an amount equal to any prepayment premiums, fees, expenses or any other similar amounts payable in respect of the Original Indebtedness), (ii) such Refinance Indebtedness does not increase the interest rate of the Original Indebtedness, except as necessary to reflect market terms and conditions at the time of the incurrence or issuance of such Refinance Indebtedness (as reasonably determined by the Borrower in good faith), (iii) any Liens securing such Refinance Indebtedness are not extended to any additional property (or, in the case of any Original Indebtedness being refinanced is secured by a class of assets, such Liens shall not be extended to an additional class of assets) of any Loan Party or any Subsidiary, (iv) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (v) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (vi) the terms of such Refinance Indebtedness other than fees and interests are not less favorable, when taken as a whole, to the obligor thereunder than the original terms of such Original Indebtedness, (vii) if such Original Indebtedness was subordinated in right of payment to the Secured Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness and (viii) if such Original Indebtedness was subject to an Intercreditor Agreement, then such Refinance Indebtedness shall also be subject to an Intercreditor Agreement if such Refinance Indebtedness is secured by a Lien on the Collateral, and the Intercreditor Agreement in respect of such Refinance Indebtedness must include terms and conditions at least as favorable, taken as a whole, to the Administrative Agent and the Lenders as those that were included in the Intercreditor Agreement applicable to such Original Indebtedness;

(g)            Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h)            Indebtedness in the aggregate principal amount not to exceed $25,000,000 at any time outstanding to finance the acquisition (whether or not such acquisition was before or after the incurrence of such relevant Indebtedness), construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including, without limitation, Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof in the aggregate at any time;

(i)            Swap Agreement Obligations permitted by Section 6.07;

(j)            Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(k)            Subordinated Indebtedness;

(l)            Indebtedness in an aggregate amount not to exceed $25,000,000 consisting of letters of credit or bank guarantees to the extent cash collateralized;

(m)            Indebtedness in respect of any insurance premium financing for insurance being acquired by the Borrower or any Subsidiary under customary terms and conditions and not in connection with the borrowing of money;

(n)            unsecured earn-out obligations in respect of the Effective Date Acquisition in an aggregate amount not to exceed $75,000,000 (such earn-out obligations, the “Effective Date Earn-out”); and

(o)            other Indebtedness in an aggregate principal amount not to exceed $25,000,000 outstanding at any time.

Section 6.02            Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset (including, for the avoidance of doubt, (i) real property and (ii) patents, copyrights, trademarks or licenses) now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except:

(a)            Liens created pursuant to any Loan Document;

(b)            Permitted Encumbrances;

(c)            any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except in an amount equal to any prepayment premiums, fees, expenses or any other similar amounts payable in respect thereof);

(d)            Liens securing Permitted Acquisition Debt and any Refinance Indebtedness in respect thereof; provided that, (i) any such Lien on Collateral constituting Accounts, Inventory and related assets (including, for the avoidance of doubt, any Deposit Account, Securities Account or Commodity Account (each as defined in the Security Agreement)) or the proceeds thereof shall be subordinated to the Liens securing the Secured Obligations pursuant to an Intercreditor Agreement, (ii) with respect to any Liens on real property where any Collateral is located or to be located, the holders of Permitted Acquisition Debt (or an agent or representative thereof) (or any Refinance Indebtedness in respect thereof, as applicable) have, concurrently with the incurrence thereof, delivered to the Administrative Agent such documentation as the Administrative Agent may reasonably require to establish the Administrative Agent’s access to, and rights and interests in respect of, such Collateral, before, during and after any exercise of remedies by any such holder of Permitted Acquisition Debt (or an agent or representative thereof) (or any Refinance Indebtedness in respect thereof, as applicable), provided that (x) the Administrative Agent’s satisfaction therewith shall be deemed to occur upon the Administrative Agent’s execution or acceptance of, as applicable, such documentation and (y) the documentation providing the Administrative Agent with access to, and rights and interests in respect of, such Collateral may be the applicable Intercreditor Agreement, (iii) the Permitted Acquisition Debt (excluding, for the avoidance of doubt, any Refinance Indebtedness in respect thereof) secured by such Liens is incurred prior to or within one hundred twenty (120) days after such Acquisition, and (iv) the Indebtedness secured by such Liens does not exceed 100% of the cost of such Acquisition;

(e)            any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(f)            (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon and (ii) banker’s Liens and customary contractual rights of setoff arising in the ordinary course of business with respect to funds and securities in accounts maintained by the Borrower or any Subsidiary with banks or other financial institutions and not given in connection with the incurrence of Indebtedness;

(g)            Liens arising out of Sale and Leaseback Transactions permitted by Section 6.06;

(h)            Liens that secure, or are deemed to secure, (i) Indebtedness permitted by Section 6.01(h); provided that, other than with respect to Capital Lease Obligations, (A) such Liens and the Indebtedness secured thereby are incurred prior to or within one hundred twenty (120) days after such acquisition, construction or improvement, (B) the Indebtedness secured by such Liens does not exceed 100% of the cost of such acquisition, construction or improvement, and (C) such Liens do not apply to any other property or asset of the Borrower or any Subsidiary, and (ii) any other lease obligations incurred by the Borrower or any Subsidiary in the ordinary course of business;

(i)            Liens securing a judgment for the payment of money not constituting an Event of Default under clause (k) of Article VII;

(j)            Liens on cash and deposit accounts securing letters of credit and bank guarantees permitted pursuant to Section 6.01(l);

(k)            Liens granted to a Loan Party secure obligations solely between or among Loan Parties to the extent subordinated to the Administrative Agent’s Liens on the Collateral in a manner reasonably satisfactory to the Administrative Agent;

(l)            Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary; and

(m)            Liens securing obligations not in excess of $5,000,000 not constituting Indebtedness for borrowed money.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to (x) any Loan Party’s (A) Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrances and clauses (a) and (d) above and (B) Inventory, other than those permitted under clauses (a) and (b) of the definition of Permitted Encumbrances and clauses (a) and (d) above and (y) any Equity Interest of any Subsidiary that constitutes Collateral, other than those permitted under clauses (a), (b) and (d) above.

Section 6.03            Fundamental Changes.

(a)            No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of the Borrower that is not a Loan Party may merge into (A) the Borrower in a transaction in which the Borrower is the surviving entity, (B) any Loan Party (other than the Borrower) in a transaction in which the surviving entity is a Loan Party or (C) any other Subsidiary of the Borrower that is not a Loan Party, (ii) any Loan Party may merge into any other Loan Party in a transaction in which the surviving entity is a Loan Party (provided that, if the Borrower is a party to such merger, the Borrower shall be the surviving entity), (iii) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders (it being understood that in the case of any liquidation or dissolution of a Subsidiary that is a Loan Party, such Subsidiary shall at or before the time of such liquidation or dissolution transfer all its assets to another Subsidiary that is a Loan Party) and (iv) any Person may be merged or consolidated with or into the Borrower or any Subsidiary in connection with a transaction that constitutes a Permitted Acquisition, provided that (x) if the Borrower is a party to such transaction, the Borrower shall be the continuing or surviving Person, or (y) if a Loan Party is a party to such transaction, the continuing or surviving Person shall be a Loan Party (whether as the survivor or by becoming a Loan Party in accordance with Section 5.14); provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b)            No Loan Party will, nor will it permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

(c)            No Loan Party will, nor will it permit any Subsidiary to, change its fiscal year from the basis in effect on the Effective Date.

(d)            No Loan Party will change the accounting basis upon which its financial statements are prepared.

(e)            No Loan Party will change the tax filing elections it has made under the Code.

Section 6.04            Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any evidence of Indebtedness or Equity Interests or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise) (in each case, an “Investment”), except:

(a)            Permitted Investments;

(b)            Investments in existence on the date hereof and described in Schedule 6.04;

(c)            Investments by the Borrower and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Agreement (subject to the limitations applicable to Equity Interests referred to in Section 5.14) and (ii) the aggregate amount (valued as of the date such interest was acquired or the contribution made) of Investments by Loan Parties in Subsidiaries that are not Loan Parties made pursuant to this clause (c) (together with outstanding intercompany loans permitted under clause (ii) to the proviso to Section 6.04(d) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $25,000,000 at any time outstanding (in each case, determined at the time of making each such Investment and without regard to any write-downs or write-offs);

(d)            loans or advances made by any Loan Party to any Subsidiary and made by any Subsidiary to a Loan Party or any other Subsidiary, provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Security Agreement and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties made pursuant to this clause (d) (together with outstanding Investments permitted under clause (ii) to the proviso to Section 6.04(c) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $25,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(e)            Guarantees constituting Indebtedness permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is guaranteed by any Loan Party made pursuant to this clause (e) (together with outstanding Investments permitted under clause (ii) to the proviso to Section 6.04(c) and outstanding intercompany loans permitted under clause (ii) to the proviso to Section 6.04(d)) shall not exceed $25,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(f)            loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $250,000 in the aggregate at any one time outstanding;

(g)            notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business;

(h)            Investments in, or deemed to be made in, Account Debtors by virtue of extended payment terms granted in the ordinary course of business for some or all of such Account Debtor’s Accounts;

(i)            Investments in the form of Swap Agreements permitted by Section 6.07;

(j)            Investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges with the Borrower or any of the Subsidiaries (including in connection with a permitted acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(k)            Investments received in connection with the disposition of assets permitted by Section 6.05;

(l)            Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(m)            Investments in (i) Subsidiaries that are not Loan Parties and (ii) Permitted Acquisitions, in each case, subject to the satisfaction of the Payment Condition on a pro forma basis immediately after giving effect to such Investment;

(n)            Investments in property, the payments for which constitute Capital Lease Obligations permitted by Section 6.01(h); and

(o)            other Investments in an aggregate amount not to exceed $10,000,000 at any time.

Section 6.05            Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 6.04), except:

(a)            sales, transfers and dispositions of (i) Inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(b)            sales, transfers and dispositions of assets to the Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09; provided, further that compliance with Section 6.09(a)(i) shall not be required, subject to the satisfaction of the Payment Condition on a pro forma basis after giving effect to such sale, transfer or disposition;

(c)            sales, transfers and dispositions of Accounts in connection with the compromise, settlement or collection thereof;

(d)            sales, transfers and dispositions of Permitted Investments and other investments permitted by clauses (j) and (k) of Section 6.04;

(e)            Sale and Leaseback Transactions permitted by Section 6.06;

(f)            dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(g)            licenses, sublicenses, leases and subleases, in each case, in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Subsidiaries;

(h)            sales of Equity Interests of the Borrower so long as no Change in Control results therefrom; and

(i)            sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section, provided that the aggregate net book value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (i) shall not exceed (x) prior to the payment in full in cash of the Term Loan Facility, $10,000,000 (or such greater amount as the Administrative Agent may agree in its Permitted Discretion) during any fiscal year of the Borrower or (y) after the payment in full in cash of the Term Loan Facility, $25,000,000 (or such greater amount as the Administrative Agent may agree in its Permitted Discretion) during any fiscal year of the Borrower; provided, however, that if more than 5.0% of the assets included in the most recent calculation of the Borrowing Base are being disposed of in a transaction permitted by this clause (i), then (A) the Borrower shall deliver an updated Borrowing Base Certificate to the Administrative Agent within one (1) Business Day (or such later date as the Administrative Agent may agree in its sole discretion) after such disposition and (B) the Borrower shall comply with Section 2.11(b), if applicable;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b), (c) and (f) above) shall be made for fair value and for at least 75% cash consideration.

Section 6.06            Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within ninety (90) days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

Section 6.07            Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any Subsidiary), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

Section 6.08            Restricted Payments; Certain Payments of Indebtedness.

(a)            No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests, and, with respect to its preferred Equity Interests, payable solely in additional shares of such preferred Equity Interests or in shares of its Equity Interests, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management, directors or employees of the Borrower or Parent, (iv) the Loan Parties may make Permitted Tax Distributions and (v) the Borrower may make other Restricted Payments, including any Restricted Payment with respect to its preferred Equity Interests, so long as the Restricted Payment Condition is satisfied on a pro forma basis at the time such Restricted Payment is made and immediately after giving effect to such payment; and

(b)            No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)            payment of Indebtedness created under the Loan Documents;

(ii)            payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under Section 6.01, other than (1) payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof and (2) for the avoidance of doubt, any payments made with respect to the Tax Receivable Agreement other than (i) payments permitted pursuant to Section 6.08(a) and (ii) Permitted Tax Distributions permitted under clause (vi) of this Section 6.08(b);

(iii)            extensions, renewals, refinancings or replacements of Indebtedness to the extent permitted by Section 6.01;

(iv)            payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05;

(v)            voluntary prepayments of Indebtedness, so long as the Restricted Payment Condition is satisfied on a pro forma basis at the time such voluntary prepayment is made and immediately after giving effect to such prepayment;

(vi)            Permitted Tax Distributions;

(vii)            mandatory prepayments of Permitted Acquisition Debt and payments of fees in respect of Permitted Acquisition Debt, in each case, solely to the extent required under the terms of the documentation governing such Permitted Acquisition Debt; provided that at the time of such prepayment or payment and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing;

(viii)            the repayment of Permitted Acquisition Debt solely with the proceeds from a substantially concurrent issuance of new common Equity Interests of Parent so long as no Change in Control results therefrom; and

(ix)            payment of the Effective Date Earn-out, so long as (x) the Restricted Payment Condition is satisfied on a pro forma basis at the time such payment is made and immediately after giving effect to such payment (provided, that, notwithstanding anything herein to the contrary, solely in connection with determining whether the Restricted Payment Condition is satisfied in connection with the payment of the Effective Date Earn-out, the Effective Date Earn-out payment shall be included as a Fixed Charge for purposes of calculating the Fixed Charge Coverage Ratio in connection with such payment) and (y) until the payment in full in cash of the Term Loan Facility, the Borrower is in pro forma compliance with the financial covenant contained in Section 6.12(b) at the time of and immediately after giving effect to such payment.

Notwithstanding anything to the contrary herein, no Loan Party will, nor will it permit any Subsidiary to, make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of the Effective Date Earn-out other than as permitted by clause (b)(ix) above.

Section 6.09            Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any Subsidiary that is a Loan Party not involving any other Affiliate, (c) any Investment permitted by Sections 6.04(c) or 6.04(d), (d) any Restricted Payment permitted by Section 6.08, (e) loans or advances to employees permitted under Section 6.04, (f) the payment of reasonable fees to directors of the Borrower or any Subsidiary who are not employees of the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or its Subsidiaries in the ordinary course of business, (g) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, Equity Interest options and Equity Interest ownership plans approved by the Borrower’s board of directors, board of managers or other governing body, as applicable and (h) any transaction existing on the Effective Date and listed on Schedule 6.09.

Section 6.10            Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, other than any asset or property that is subject to a Lien permitted by Section 6.02 solely to the extent any agreement or other arrangement creating, evidencing or governing such Lien contains such prohibition, restriction or imposition or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law, any Organizational Document of a Loan Party or any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (vi) clause (b) of the foregoing shall not apply to customary provisions in any agreement relating to Permitted Acquisition Debt that is no more restrictive or burdensome than the comparable provision in this Agreement as determined in good faith by the Borrower.

Section 6.11            Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness, or (b) its Organizational Documents, in each case, to the extent any such amendment, modification or waiver would be materially adverse to the Lenders.

Section 6.12            Financial Covenants.

(a)            Fixed Charge Coverage Ratio. When a Cash Dominion Activation Period is in effect, the Borrower will not permit the Fixed Charge Coverage Ratio, as of the end of any fiscal quarter, to be less than 1.00 to 1.00, commencing with the fiscal quarter most recently ended prior to the commencement of such Cash Dominion Activation Period for which financial statements have been delivered in accordance with Section 5.01(b) and for each fiscal quarter thereafter during which the Cash Dominion Activation Period remains in effect.

(b)            Leverage Ratio. Until the payment in full in cash of the Term Loan Facility, the Borrower will not permit the Leverage Ratio, as of the end of any fiscal quarter, to be greater than 2.50 to 1.00, commencing with the fiscal quarter ending on March 31, 2023.

Section 6.13            Covenant Relating to Parent.

The Borrower shall at all times be and remain a consolidated subsidiary of Parent under GAAP. If on any date Parent shall hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than:

(a)            the maintenance of its legal existence in compliance with applicable law;

(b)            the issuance of its Equity Interests to its shareholders;

(c)            the making of dividends or distributions on its Equity Interests;

(d)            the ownership of the Equity Interests of the Borrower;

(e)            the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws;

(f)            the performance of obligations under and compliance with its organizational documents, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of its subsidiaries, or the customary conduct of the activities of a publicly traded holding company;

(g)            the incurrence and payment of its operating and business expenses and any Taxes for which it may be liable;

(h)            the execution and delivery of any Loan Documents to which it is a party and the performance of its obligations thereunder (and the acknowledgement of any related intercreditor agreement); and

(i)             the management and payment for legal, tax and accounting matters in connection with any of the foregoing;

then, in such event, each of the references to “Parent” in this Agreement (other than in (x) the definitions of “Change in Control” and “Parent” and (y) this Section 6.13) shall thereafter be deemed to mean the Borrower (without any necessity for amendment of this Agreement), with the result, among other things, that the annual audited financial statements required under Section 5.01(a) shall be prepared for the Borrower rather than for the Parent and all financial covenants set forth herein shall be determined at the Borrower level.

Article VII

EVENTS OF DEFAULT

If any of the following events (each, an “Event of Default”) shall occur:

(a)            the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)            the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)            any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished to the Administrative Agent or any Lender by or on behalf of any Loan Party or any Subsidiary pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect (without duplication of any materiality qualifier therein) when made or deemed made; provided that, if (i) such Loan Party or Subsidiary was not aware that such representation or warranty was incorrect at the time such representation or warranty was made or deemed made, (ii) the fact, event or circumstance resulting in such incorrect representation or warranty is capable of being cured, corrected or otherwise remedied and (iii) such fact, event or circumstance resulting in such incorrect representation or warranty shall have been cured, corrected or otherwise remedied within thirty (30) days from the date a Responsible Officer of any Loan Party or Subsidiary obtains knowledge thereof (including, without limitation, upon notice by the Administrative Agent or any Lender), such incorrect representation or warranty shall not constitute a Default or an Event of Default for purposes of the Loan Documents;

(d)            any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence), 5.08, 5.14(a), 5.14(b), 5.14(c), 5.15 or in Article VI;

(e)            any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another clause of this Article), and such failure shall continue unremedied for a period of (i) five (5) Business Days after the earlier of any Loan Party’s Knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.04, 5.07, 5.10, 5.13, 5.14(d) or 5.14(e) of this Agreement or (ii) thirty (30) days after the earlier of any Loan Party’s Knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement, provided that, with respect to the foregoing clause (ii), (A) if such failure does not involve the payment of money to any Person and is not susceptible to cure within such thirty (30)-day period, (B) such Person is proceeding with diligence and good faith to cure such failure and such failure is susceptible to cure and (C) the existence of such failure has not had, and would not be reasonably expected to have, a Material Adverse Effect, such thirty (30)-day period may be extended in the Administrative Agent’s Permitted Discretion as may be necessary to cure such failure, such extended period not to exceed sixty (60) days in the aggregate (inclusive of the original thirty (30)-day period);

(f)             any Loan Party or Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable beyond any period of grace provided with respect thereto;

(g)            (i) any event or condition occurs that results in any Material Indebtedness (other than any Indebtedness under any Swap Agreement) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply (I) to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by Section 6.05, (II) to Indebtedness that becomes due as a result of a voluntary prepayment or redemption of such Indebtedness if such Indebtedness is prepaid or redeemed when and as the same shall become due and payable or (III) if any event or condition described in this clause (g) has been cured or waived pursuant to the terms of such Material Indebtedness or (ii) there occurs under any Swap Agreement an Early Termination Date (or similar term, as defined in such Swap Agreement) resulting from (A) an event of default under such Swap Agreement as to which a Loan Party or a Subsidiary is the Defaulting Party (or similar term, as defined in such Swap Agreement) or (B) any Termination Event (or similar term, as defined in such Swap Agreement) under such Swap Agreement (with or without the giving of notice, the lapse of time or both), and, in either event, the maximum aggregate payment owed by the applicable Loan Party or Subsidiary thereunder (giving effect to any netting agreements) exceeds $30,000,000;

(h)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)             any Loan Party or Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            any Loan Party or Subsidiary shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they become due;

(k)            (i) one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 shall be rendered against any Loan Party, any Subsidiary or any combination thereof (to the extent not covered by independent third-party insurance as to which the insurer is rated at least A- by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or Subsidiary to enforce any such judgment; or (ii) any Loan Party or Subsidiary shall fail within thirty (30) consecutive days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l)             an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m)            a Change in Control shall occur;

(n)            the occurrence of any “default”, as defined in any Loan Document (other than this Agreement), or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues for a period of thirty (30) consecutive days (other than any such default or breach by the Administrative Agent or any Lender);

(o)            the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty or any Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party beyond any period of grace therein provided, or any Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect, including, but not limited to any notice of termination delivered pursuant to Section 10.08;

(p)            except as permitted by the terms of any Collateral Document, (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby or (ii) any Lien securing any Secured Obligation shall cease to be a perfected, first priority Lien, except to the extent (x) any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Agreement or (y) such loss of perfected security interest may be remedied by the filing of appropriate documentation without the loss of priority and such loss is promptly remedied by such filing;

(q)            any Collateral Document shall fail to remain in full force or effect or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of any Collateral Document;

(r)             any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (other than solely as a result of acts or omissions on the part of the Administrative Agent, any Lender or their respective counsel) or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any material provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms; or

(s)            any Intercreditor Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against any Loan Party or any other party thereto, or shall be repudiated by any of them, or cease to establish the relative lien priorities required or purported thereby, or any Loan Party or any other party thereto, or any of their respective Affiliates, shall so state in writing;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments (including any commitment to provide the Swingline Loans), whereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any break funding payments) and other obligations of the Borrower accrued hereunder and under any other Loan Document, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) require cash collateral for the LC Exposure in accordance with Section 2.06(j) hereof; and in the case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments (including any commitment to provide the Swingline Loans) shall automatically terminate and the principal of the Loans then outstanding and the cash collateral for the LC Exposure, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any break funding payments) and other obligations of the Borrower accrued hereunder and under any other Loan Documents, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as set forth in Section 2.13(d) of this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

Article VIII

THE ADMINISTRATIVE AGENT

Section 8.01            Authorization and Action.

(a)            Each Lender, on behalf of itself and any of its Affiliates that are Secured Parties and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and each Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorize the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)            As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any other Loan Party, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)            In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

 (i)            the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, any Issuing Bank, any other Secured Party or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

 (ii)           nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d)            The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)            The Left Lead Arranger shall have no obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but shall have the benefit of the indemnities provided for hereunder.

(f)             In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation in respect of any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

 (i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

 (ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g)            The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

Section 8.02            Administrative Agent’s Reliance, Limitation of Liability, Etc.

(a)            Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)            The Administrative Agent shall be deemed not to have knowledge of any (x) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (y) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vi) the creation, perfection or priority of Liens on the Collateral.

(c)            Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

(d)            Notwithstanding anything to the contrary in this Agreement, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information in accordance with Section 9.12, to any Disqualified Institution. Each Lender represents and warrants to the parties hereto that at the time it becomes a Lender, it is not a Disqualified Institution.

Section 8.03            Posting of Communications.

(a)            The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic system chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)            Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each Issuing Bank and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each Issuing Bank and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)            THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE LEFT LEAD ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)            Each Lender and Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)            Each of the Lenders, each Issuing Bank and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)             Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 8.04            The Administrative Agent Individually. With respect to its Commitment, Loans (including Swingline Loans) and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Bank”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Loan Party, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

Section 8.05            Successor Administrative Agent.

(a)            The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld, conditioned or delayed and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b)            Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article VIII, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Section 8.06            Acknowledgements of Lenders and Issuing Bank.

(a)            Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, the Left Lead Arranger, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Left Lead Arranger, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)            Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date or the effective date of any such Assignment and Assumption or any other Loan Document pursuant to which it shall have become a Lender hereunder.

(c)            Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(d)            (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(d) shall be conclusive, absent manifest error.

 (ii)           Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

 (iii)          The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such erroneous Payment (or any portion thereof) is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds of a Loan Party.

 (iv)          Each party’s obligations under this Section 8.06(d) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 8.07            Collateral Matters.

(a)            Except with respect to the exercise of set-off rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

(b)            In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Banking Services the obligations under which constitute Secured Obligations and no Swap Agreement the obligations under which constitute Secured Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Banking Services or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c)            The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion (provided that the Administrative Agent agrees to negotiate in good faith an Intercreditor Agreement and/or subordination agreement to the extent requested by the Borrower and permitted hereunder), to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(b), (d) or (h). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

Section 8.08            Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 8.09            Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Left Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

 (i)            such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

 (ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

 (iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

 (iv)         such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Left Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Left Lead Arranger, or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)            The Administrative Agent and the Left Lead Arranger hereby inform the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 8.10            Flood Laws. JPMCB has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). JPMCB, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMCB reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

Article IX

MISCELLANEOUS

Section 9.01            Notices.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

 (i)            if to any Loan Party, to the Borrower at:

Cactus Companies, LLC

920 Memorial City Way

Suite 300

Houston, TX 77024

Attention: Steve Tadlock,

Vice President, Chief Financial Officer and Treasurer

Facsimile No: (713) 439-0411

 (ii)           if to the Administrative Agent, JPMCB in its capacity as an Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:

JPMorgan Chase Bank, N.A.

1900 Akard Street, Floor 03

Dallas, TX 75201

Attention: Credit Risk Manager – Cactus Companies

Facsimile No: (214) 965-2594

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
2001 Ross Avenue, Suite 3900
Dallas, Texas 75201
Attention: Bailey Pham
Facsimile No: 214.999.7798

Email: bpham@velaw.com

provided, that any DQ List or any updates thereto on or after the Effective Date must be sent via electronic mail to JPMDQ_Contact@jpmorgan.com to be deemed received by the Administrative Agent.

(iii)            if to any other Lender or Issuing Bank, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (B) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (C) delivered through Electronic Systems or Approved Electronic Platforms, as applicable, to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b)            Notices and other communications to the Borrower, any Loan Party, the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Electronic Systems or Approved Electronic Platforms, as applicable, or pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender (provided further that, if requested by the Administrative Agent, the Borrower will deliver original copies of any Compliance Certificates promptly after the delivery thereof by Electronic Systems). Each of the Administrative Agent and the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems or Approved Electronic Platforms, as applicable, pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c)            Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02            Waivers; Amendments.

(a)            No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)            Except as provided in the first sentence of Section 2.09(f) (with respect to any commitment increase) and subject to Section 2.14(c), (d) and (e) and subject to Section 9.02(e) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (provided that any amendment or modification of the financial covenants in this Agreement (or any defined term used therein) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (iv) change Section 2.09(d) or Section 2.18(b) or (d) in a manner that would alter the ratable reduction of the Revolving Commitments or the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (v) increase the advance rates set forth in the definition of Borrowing Base or add new categories of eligible assets, without the written consent of each Lender (other than any Defaulting Lender), (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (vii) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (viii) release any Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), (ix) (A) subordinate any of the Secured Obligations owed to the Lenders in right of payment or otherwise adversely affect the contractual priority of payment of any of such Secured Obligations or (B) subordinate any of the Liens securing the Secured Obligations owed to the Lenders (except as otherwise set forth in Section 8.07(c) or in connection with a debtor-in-possession financing), in each case, without the written consent of each Lender or (x) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Banks or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, each Issuing Bank or the Swingline Lender, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent, the Issuing Banks and the Swingline Lender); provided further that no such agreement shall amend or modify the provisions of Section 2.06 or any letter of credit application and any bilateral agreement between the Borrower and an Issuing Bank regarding such Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between the Borrower and such Issuing Bank in connection with the issuance of Letters of Credit by such Issuing Bank without the prior written consent of the Administrative Agent and the applicable Issuing Bank, respectively. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c)            The Lenders and the Issuing Banks hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the Payment in Full of all Secured Obligations, and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, (A) release its Liens on any Excluded Assets and (B) release its Liens on Collateral valued in the aggregate not in excess of $2,500,000 during any fiscal year without the prior written authorization of the Required Lenders (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrower as to the value of any Collateral to be so released, without further inquiry). Any such subordination or release, as applicable, shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such subordination or release, as applicable, shall be without recourse to or warranty by the Administrative Agent.

(d)            If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower, the Administrative Agent and the Issuing Banks shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

(e)            Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

Section 9.03            Expenses; Limitation of Liability; Indemnity; Damage Waiver.

(a)            Expenses. The Loan Parties shall, jointly and severally, pay all (a) reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one outside counsel (other than (x) solely in the case of an actual or potential conflict of interest, one additional counsel to all affected parties, taken as a whole and (y) if reasonably necessary, one local counsel in any relevant jurisdiction of such Persons, taken as a whole) for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through any Electronic System or Approved Electronic Platform) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (c) reasonable out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, reasonable fees, costs and expenses incurred in connection with:

(i)            subject to Section 5.12, Collateral monitoring, Collateral reviews, appraisals and insurance reviews conducted by or on behalf of the Administrative Agent;

(ii)            subject to Section 5.06, field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(iii)            background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;

(iv)            Taxes, fees and other charges for (A) lien and title searches and (B) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens, in each case, as reasonably determined by the Administrative Agent;

(v)            sums paid or incurred (to the extent expressly permitted pursuant to the terms of this Agreement or any other Loan Document, other than this Section 9.03) to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(vi)            forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing fees, costs and expenses may be charged to the Borrower as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b)            Limitation of Liability. To the extent permitted by applicable law (i) neither the Borrower nor any Loan Party shall assert, and the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, the Left Lead Arranger, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve the Borrower or any Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c)            Indemnity. The Loan Parties shall, jointly and severally, indemnify the Administrative Agent, the Left Lead Arranger, the Swingline Lender, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel (but limited, in the case of legal fees and expenses, to one firm of counsel to the Indemnitees, taken as a whole, and, solely in the case of an actual or potential conflict of interest, one additional counsel to all affected Indemnitees, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole) for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, (ii) the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (iii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (v) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.17, or (vi) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses (A) arise out of any dispute solely among Indemnitees which do not arise out of any act or omission of any Loan Party or any of its Subsidiaries (other than any proceeding against the Administrative Agent solely in its capacity or in fulfilling its role as the administrative agent hereunder) or (B) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY, COMPARATIVE, CONCURRENT OR ORDINARY NEGLIGENCE OF SUCH PERSON (OR THE REPRESENTATIVES OF SUCH PERSON).

(d)            Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by any Loan Party under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent, each Issuing Bank and the Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by a Loan Party and without limiting the obligation of any Loan Party to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and Payment in Full of the Secured Obligations.

(e)            Payments. All amounts due under this Section 9.03 shall be payable not later than ten (10) days after written demand therefor.

Section 9.04            Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly provided herein, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution, it being understood that any Disqualified Institution is subject to Section 9.04(e)) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)            the Borrower, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof from the Administrative Agent or any applicable Lender, and provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)            the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender (unless such Lender is a Defaulting Lender);

(C)            each Issuing Bank for any assignment in respect of the Revolving Credit Facility, provided that no consent of the Issuing Banks shall be required for an assignment to a Revolving Lender (unless such Revolving Lender is a Defaulting Lender); and

(D)            the Swingline Lender for any assignment in respect of the Revolving Credit Facility, provided that no consent of the Swingline Lender shall be required for an assignment to a Revolving Lender (unless such Revolving Lender is a Defaulting Lender).

(ii)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement pro rata between the Term Loan Facility and the Revolving Credit Facility;

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500 (unless such fee is waived by the Administrative Agent); and

(D)            the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means a (a) natural person, (b) Defaulting Lender or its Lender Parent, (c) Disqualified Institution, provided that the Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (i) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Approved Electronic Platform, including that portion of the Approved Electronic Platform that is designated for “public side” Lenders, as applicable and/or (ii) provide such list and such updates thereto to each Lender requesting the same, (d) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, with respect to this clause (d), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $500,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; provided that upon the occurrence and during the continuance of an Event of Default, any Person (other than a Lender) shall be an Ineligible Institution if after giving effect to any proposed assignment to such Person, such Person would hold more than 25% of the then outstanding Aggregate Credit Exposure or Commitments, as the case may be or (e) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.

(iii)            Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)            The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)            Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)            Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to the Borrower and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(b) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)            (i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.

(ii)            If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (e)(i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons that meet the requirements to be an assignee under Section 9.04(b) (subject to such consents, if any, as may be required thereunder) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)            Notwithstanding anything to the contrary contained in this Agreement, (A) Disqualified Institutions will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender (other than any disclosure of the DQ List made in accordance with Section 9.02(f)), (y) attend or participate in meetings attended by the Lenders and the Administrative Agent or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders; it being understood and agreed that the foregoing provisions shall only apply to a Disqualified Institution and not to any assignee of such Disqualified Institution that becomes a Lender so long as such assignee is not a Disqualified Institution and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Bankruptcy Plan”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Institution does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by any applicable court of competent jurisdiction effectuating the foregoing clause (2).

Section 9.05            Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.06            Counterparts; Integration; Effectiveness; Electronic Execution.

(a)            This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) increases or reductions of the Issuing Bank Sublimit of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)            Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each, an “Ancillary Document”) that is an Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each other Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the other Loan Parties, Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.07            Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08            Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the Secured Obligations held by such Lender, such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, such Issuing Bank or their respective Affiliates shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. The applicable Lender, the applicable Issuing Bank or such Affiliate shall notify the Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) which such Lender, such Issuing Bank or their respective Affiliates may have.

Section 9.09            Governing Law; Jurisdiction; Consent to Service of Process.

(a)            The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws of the State of Texas, but giving effect to federal laws applicable to national banks.

(b)            Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of Texas.

(c)            Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or Texas State court sitting in Houston, Texas, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Documents, the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Texas State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall (i) affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including UCC Sections 4.106, 4.105(1) and 5.116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.

(d)            Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10            Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11            Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12            Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates’ and its and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors that need to know such Information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any bona fide prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or bona fide prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations (it being understood and agreed that the DQ List may be disclosed to any such actual or bona fide prospective assignee, Participant or counterparty in reliance on this clause (f)), (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries. For the purposes of this Section, “Information” means all information (including any Projections) received from the Borrower or any of its Subsidiaries relating to Parent, the Borrower or any of its Subsidiaries or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information (other than Projections, which shall be deemed confidential whether or not so identified) is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION 9.12) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE PARENT, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 9.13            Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

Section 9.14            USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

Section 9.15            Disclosure. Each Loan Party, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.16            Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.17            Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

Section 9.18            Marketing Consent. The Borrower hereby authorizes JPMCB and its affiliates (collectively, the “JPMCB Parties”), at their respective sole expense, but without any prior approval by the Borrower, to publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion, subject, in all instances, to the provisions of Section 9.12. The foregoing authorization shall remain in effect unless and until the Borrower notifies JPMCB in writing that such authorization is revoked.

Section 9.19            NOTICE OF FINAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 9.20            Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.21            No Fiduciary Duty, Etc. The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto. The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

Section 9.22            Concerning Certificates. All certificates, statements and other declarations required hereunder or under any other Loan Document to be executed or made by a Responsible Officer shall be executed or made by such Responsible Officer solely on behalf of the Borrower or any other Loan Party, in his or her capacity as a Responsible Officer and not in any individual capacity.

Section 9.23            Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Texas and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.24            Intercreditor Agreements. Each Lender hereunder (on behalf of itself and any Secured Parties that may be its Affiliate) (x) authorizes and instructs the Administrative Agent to (i) enter into each Intercreditor Agreement, as the Administrative Agent on behalf of such Lender, (ii) exercise all of the Administrative Agent’s rights and to comply with all of its obligations under each Intercreditor Agreement and to take all other actions necessary to carry out the provisions and intent thereof and (iii) to take actions on its behalf in accordance with the terms of each Intercreditor Agreement, (y) agrees that it will be bound by and will take no action contrary to the provisions of each Intercreditor Agreement as if it was a signatory thereto and (z) agrees that no Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section 9.24 or in accordance with the terms of any Intercreditor Agreement. This Agreement and the other Loan Documents are subject to the terms and conditions set forth in each Intercreditor Agreement and, in the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of such Intercreditor Agreement shall govern.

Section 9.25            Existing Credit Agreement. On the Effective Date, this Agreement shall supersede and replace in its entirety the Existing Credit Agreement; provided, however, that (a) all loans, letters of credit, and other indebtedness, obligations and liabilities outstanding under the Existing Credit Agreement on such date shall continue to constitute Loans, Letters of Credit and other indebtedness, obligations and liabilities under this Agreement, (b) the execution and delivery of this Agreement or any of the Loan Documents hereunder shall not constitute a novation, refinancing or any other fundamental change in the relationship among the parties, (c) the Loans, Letters of Credit, and other indebtedness, obligations and liabilities outstanding hereunder, to the extent outstanding under the Existing Credit Agreement immediately prior to the Effective Date, shall constitute the same loans, letters of credit, and other indebtedness, obligations and liabilities as were outstanding under the Existing Credit Agreement and (d) the Liens securing the “Secured Obligations” (as defined in the Existing Credit Agreement) and the rights, duties, liabilities and obligations of the Credit Parties under the Existing Credit Agreement and the “Loan Documents” (as defined in the Existing Credit Agreement) to which they are a party shall not be extinguished but shall be carried forward and shall secure the Secured Obligations and liabilities as amended, renewed, extended and restated hereby.

Article X

LOAN GUARANTY

Section 10.01            Guaranty. Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations (collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

Section 10.02            Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, any Issuing Bank or any Lender to sue the Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

Section 10.03            No Discharge or Diminishment of Loan Guaranty.

(a)            Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the Payment in Full of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.

(b)            The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)            Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the Payment in Full of the Guaranteed Obligations).

Section 10.04            Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any other Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower, any other Loan Guarantor or any other Obligated Party, other than the Payment in Full of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been Paid in Full. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

Section 10.05            Rights of Subrogation. Until the Payment in Full of the Guaranteed Obligations, no Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party or any collateral.

Section 10.06            Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Banks and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

Section 10.07            Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, any Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

Section 10.08            Termination. Each of the Lenders and Issuing Banks may continue to make loans or extend credit to the Borrower based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under clause (o) of Article VII hereof as a result of any such notice of termination.

Section 10.09            Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made. Notwithstanding the foregoing, no Loan Guarantor shall be required to indemnify for, or pay any additional amounts in respect of, any Taxes to the extent the Borrower would not be required to do so pursuant to Section 2.17.

Section 10.10            Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

Section 10.11            Contribution.

(a)            To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Payment in Full of the Guaranteed Obligations and the termination of this Agreement, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)            As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c)            This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d)            The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e)            The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the Payment in Full of the Guaranteed Obligations and the termination of this Agreement.

Section 10.12            Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 10.13            Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

BORROWER:

CACTUS COMPANIES, LLC

By:	/s/ Stephen Tadlock
Name:	Stephen Tadlock
Title:	Vice President and Chief Financial Officer

OTHER LOAN PARTIES:

CACTUS WELLHEAD, LLC

By:	/s/ Stephen Tadlock
Name:	Stephen Tadlock
Title:	Vice President and Chief Financial Officer

[Signature Page to A&R Credit Agreement – Cactus]

JPMORGAN CHASE BANK, N.A., individually and as a Lender and as Administrative Agent, Issuing Bank and Swingline Lender

By:	/s/ J. Devin Mock
Name:	J. Devin Mock
Title:	Authorized Officer

[Signature Page to A&R Credit Agreement – Cactus]

BANK OZK, as a Lender

By:	/s/ Michael Song
Name:	Michael Song
Title:	Executive Vice President

[Signature Page to A&R Credit Agreement – Cactus]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Tanner J. Pump
Name:	Tanner J. Pump
Title:	Senior Vice President

[Signature Page to A&R Credit Agreement – Cactus]

COMMITMENT SCHEDULE

Lender	Revolving Commitment	Term Loan Commitment	Commitment
JPMorgan Chase Bank, N.A.	$90,000,000.00	$50,000,000.00	$140,000,000.00
Bank OZK	$90,000,000.00	$50,000,000.00	$140,000,000.00
Bank of America, N.A.	$45,000,000.00	$25,000,000.00	$70,000,000.00
Total	$225,000,000.00	$125,000,000.00	$350,000,000.00

Commitment Schedule